UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Hanover Insurance Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE HANOVER INSURANCE GROUP, INC.

Notice of Annual Meeting

and Proxy Statement

Annual Meeting

of Shareholders

to be held

May 15, 2012

Corporate Headquarters

440 Lincoln Street

Worcester, Massachusetts 01653

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

April 3, 2012

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 15, 2012, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our shareholders via the Internet. We believe that these rules allow us to provide our shareholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

Sincerely,

Frederick H. Eppinger

President and Chief Executive Officer

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 15, 2012

To the Shareholders of

The Hanover Insurance Group, Inc.:

The Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (“THG” or the “Company”) will be held at THG’s headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653 on Tuesday, May 15, 2012, at 9:00 a.m. local time, for the purpose of considering and voting on:

1.	The election of three individuals to the Board of Directors;

2.	The approval of the 2006 Long-Term Incentive Plan to comply with §162(m) of the Internal Revenue Code;

3.	The advisory approval of the Company’s executive compensation;

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of THG for 2012; and

5.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 22, 2012 as the record date for determining the shareholders of THG entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

April 3, 2012

Your vote is important. Whether or not you plan to attend the Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you do attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 15, 2012: The Proxy Statement and Annual Report to Shareholders are available at www.envisionreports.com/thg.

2012 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

PROXY STATEMENT

We have made these proxy materials available to you on or about April 3, 2012 via the Internet or, at your request, have forwarded paper copies of these proxy materials to you by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at the Annual Meeting of Shareholders of THG to be held on May 15, 2012 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials in the mail unless you request one. Instead, the Notice instructs you how to access and review the proxy materials via the Internet. The Notice also instructs you how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials?

These proxy materials include:

•	Our Proxy Statement for the Annual Meeting; and
•

Our Annual Report to Shareholders for the fiscal year ended December 31, 2011 (the “Annual Report”), including financial statements for THG and its subsidiaries and the report of PricewaterhouseCoopers LLP thereon. The Annual Report to Shareholders is neither a part of this Proxy Statement nor incorporated herein by reference.

If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act on the following matters:

•	The election of three directors;
•	The approval of the 2006 Long-Term Incentive Plan (the “2006 Plan”) to comply with §162(m) of the Internal Revenue Code (“§162(m)”);
•	The advisory approval of the Company’s executive compensation; and
•	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.

Any other business that properly comes before the Annual Meeting will also be considered. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 22, 2012 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock?

Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote?

The Board is soliciting your vote at the Annual Meeting. We have retained Georgeson, Inc. of New York, N.Y., to help us solicit proxies personally or by mail, phone or Internet. We anticipate the costs of this service will be $8,500, plus reasonable expenses. Proxies may also be solicited on the Board’s behalf by directors, officers or employees of the Company, in person or by telephone, mail, electronic transmission or facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Board to you as a beneficial owner of THG Common Stock.

How does the Board recommend I vote?

Our Board recommends that you vote your shares “FOR” the election of each nominee to the Board, “FOR” the approval of the 2006 Plan, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

How many shares are entitled to vote at the Annual Meeting?

As of the Record Date, 45,028,713 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting?

A quorum (a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy, but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, including the election of directors, approval of the 2006 Plan and advisory approval of executive compensation. Such “broker non-votes” and abstentions, because they are not votes cast, are not counted for these proposals and will have no effect on the outcome. Banks and brokers that have not received voting instructions from their clients may, however, vote their clients’ shares on the ratification of the appointment of the Company’s independent registered public accounting firm for the 2012 fiscal year.

What vote is required to approve each item?

The affirmative vote of the majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who fails to be elected shall promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the NCGC’s recommendation or the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, then, under Delaware law, that nominee would not become a director and would not serve on the Board as a “holdover director.”

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to approve the 2006 Plan, to approve the advisory vote on executive compensation and to ratify the appointment of the Company’s independent registered public accounting firm.

How do I vote?

You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy?

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

If you are a registered shareholder (that is, if you hold THG stock certificates directly in your name), you may vote via the Internet in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials by mail, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on the proxy card that accompanies the printed materials. The shares of Common Stock represented by your proxy will be voted as directed by you, the shareholder, or, if the proxy card is signed, dated and returned without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, management is not aware of any other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, then the proxies solicited hereby will be voted in accordance with the recommendations of the Board.

Can I change my vote after I submit my proxy?

Yes. Any registered shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. If you are a beneficial owner of shares held in street name, you may revoke or change your voting instructions prior to the Meeting by contacting your broker, trustee or nominee. Any shareholder of record attending the Annual Meeting may vote in person whether or not the shareholder has previously filed a proxy. Shares held beneficially in street name may be voted in person only if you obtain and bring to the meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Presence at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke the proxy.

How do participants in the Chaucer Share Incentive Plan vote their shares?

If you are a participant in the Chaucer Share Incentive Plan (“Chaucer SIP”) and you have shares of Common Stock allocated to your account, then you may provide voting instructions to the trustee under the plan in accordance with the instructions provided by the trustee. The trustee will vote the shares allocated to your account in accordance with your instructions. If you do not instruct the trustee how to vote, the trustee will not vote your shares. Your voting instructions will be kept confidential by the trustee.

Who can attend the Annual Meeting?

The Meeting is open to all shareholders of the Company and to invited guests of the Board. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership, as of the Record Date, March 22, 2012.

How much stock do the Company’s directors and executive officers own?

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 9, 2012 by (i) each director of THG, (ii) the named executive officers in the Summary Compensation Table appearing later in this Proxy Statement (the “NEOs”), and (iii) all directors, NEOs and other executive officers of THG as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class
Michael P. Angelini	35,868	(1)	*
Steven J. Bensinger	—	(2)	*
John J. Brennan	9,672		*
P. Kevin Condron	1,000	(3)	*
Frederick H. Eppinger	884,036	(4)	1.9%
Neal F. Finnegan	18,564		*
David J. Gallitano	10,012	(5)	*
David B. Greenfield	20,504	(6)	*
J. Kendall Huber	133,639	(7)	*
Wendell J. Knox	17,701	(8)	*
Robert J. Murray	20,781		*
Joseph R. Ramrath	12,512	(9)	*
Andrew S. Robinson	63,880	(10)	*
Harriett “Tee” Taggart	4,959	(11)	*
Marita Zuraitis	216,993	(12)	*

Directors, NEOs and other executive officers as a group (20 persons)	1,682,452	(13)	3.6%

†	As to shares listed in this column of the table, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred, or under certain compensation programs were required to defer, receipt of certain stock grants. Deferred stock is held in a rabbi trust (the “Rabbi Trust”), the trustee of which is Wells Fargo Bank, N.A. As of March 9, 2012, the Rabbi Trust held 240,238 shares of Common Stock pursuant to deferrals by the directors and executive officers identified in this table. Deferred shares held in the Rabbi Trust are not included in the amounts set forth in this column. These shares may be voted by the trustee of the Rabbi Trust, but not the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the notes below.
*	Less than 1%.
(1)	Excludes 18,525 shares held by the Rabbi Trust, the receipt of which Mr. Angelini has deferred. Includes 4,000 shares held by the Domenic A. Angelini Residuary Trust, under Agreement dated October 25, 2003 (the “Trust”). Mr. Angelini is a co-trustee of the Trust and shares voting and investment power with respect to the shares of Common Stock held by the Trust.
(2)	On March 1, 2011, Mr. Bensinger relinquished his position as CFO in advance of his resignation from the Company occurring in June 2011.

(3)	Excludes 11,673 shares held by the Rabbi Trust, the receipt of which Mr. Condron has deferred.
(4)	Excludes 160,362 shares held by the Rabbi Trust, the receipt of which Mr. Eppinger was required to defer. Includes 827,200 shares underlying options exercisable within 60 days of March 9, 2012, and 13,750 shares of restricted stock that, prior to vesting (January 20, 2014), are subject to forfeiture and restrictions on transfer.
(5)	Excludes 13,859 shares held by the Rabbi Trust, the receipt of which Mr. Gallitano has deferred.
(6)	Includes 7,500 shares underlying options exercisable within 60 days of March 9, 2012 and 5,500 shares of restricted stock that, prior to vesting (January 20, 2014), are subject to forfeiture and restrictions on transfer.
(7)	Mr. Huber shares voting and investment power with his wife with respect to 14,387 shares. Includes 91,050 shares underlying options exercisable within 60 days of March 9, 2012, and 3,750 shares of restricted stock that, prior to vesting (January 20, 2014), are subject to forfeiture and restrictions on transfer.
(8)	Excludes 27 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(9)	Mr. Ramrath shares voting and investment power with his wife.
(10)	Includes 49,512 shares underlying options exercisable within 60 days of March 9, 2012, and 3,250 shares of restricted stock that, prior to vesting (January 20, 2014), are subject to forfeiture and restrictions on transfer.
(11)	Dr. Taggart shares voting and investment power with her husband.
(12)	Excludes 35,792 shares held by the Rabbi Trust, the receipt of which Ms. Zuraitis was required to defer. Includes 178,250 shares underlying options exercisable within 60 days of March 9, 2012, and 5,750 shares of restricted stock that, prior to vesting (January 20, 2014), are subject to forfeiture and restrictions on transfer.
(13)	Includes 1,309,360 shares underlying options exercisable within 60 days of March 9, 2012; 43,000 shares of restricted stock that, prior to vesting (January 20, 2014), are subject to forfeiture and restrictions on transfer; and 30 shares held by the trustee of the Chaucer SIP. Excludes 240,238 shares held by the Rabbi Trust. See notes 1 through 12 above.

Who are the largest owners of the Company’s stock?

The following table lists the only persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 9, 2012.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,274,675	(1)	7.3%
Security Investors, LLC One Security Benefit Place Topeka, KS 66636-0001	2,871,009	(2)	6.4%

(1)	Based on a Schedule 13G/A filed on February 10, 2012 by BlackRock, Inc., which reported having sole voting and dispositive power over such shares.
(2)	Based on a Schedule 13G filed on January 31, 2012 by Security Investors, LLC, which reported having sole voting and dispositive power over such shares.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines, which can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance.” For a printed copy of the Guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

There are three nominees for election to our Board this year. Each of the nominees has served as a director since the last Annual Meeting. Information regarding the business experience and qualifications of each nominee and continuing director are provided below.

Who are the nominees for director?

Frederick H. Eppinger, 53, has been Director, President and Chief Executive Officer of THG since joining the Company in 2003. Before joining the Company, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. Prior to that, he was Senior Vice President of Strategic Marketing from 2000 to 2001 for ChannelPoint, Inc., a firm that provided business-to-business technology for insurance and financial service companies, and was a senior partner at the international consulting firm of McKinsey & Company. Mr. Eppinger led the insurance practice at McKinsey, where he worked closely with chief executive officers of many leading insurers over a period of 15 years, beginning in 1985. Mr. Eppinger began his career as an accountant with the firm then known as Coopers & Lybrand. He is a director of Centene Corporation, a publicly-traded, multi-line healthcare company. We believe Mr. Eppinger’s qualifications to serve on our Board include his over 25 years of experience in the insurance industry, including as our President and Chief Executive Officer for over eight years, and the experience he has gained on the board of directors of Centene Corporation.

If re-elected, Mr. Eppinger’s term of office as a director of THG will expire in 2015.

Joseph R. Ramrath, 55, has been a director of THG since 2004. Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Mr. Ramrath also serves as an Adjunct Professor at Boston College Law School. Earlier in his career, Mr. Ramrath was a partner of Hill & Barlow, a Boston law firm, and a certified public accountant with Arthur Andersen & Co. We believe Mr. Ramrath’s qualifications to serve on our Board include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is Chairman of the Audit Committee. If re-elected, Mr. Ramrath’s term of office as a director of THG will expire in 2015.

Harriett “Tee” Taggart, 63, has been a director of THG since 2009. She currently manages a professional practice, Taggart Associates. She serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies, for several major non-profit organizations. From 1983 through 2006, Dr. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company. Dr. Taggart is a director of Albemarle Corporation, a publicly-traded specialty chemical manufacturer, and is a trustee of the Eaton Vance Mutual Fund Complex, a fund complex comprised of 182 funds. She served as a director of The Lubrizol Corporation, a publicly-traded specialty chemical manufacturer, from 2007 until its acquisition by Berkshire Hathaway in 2011. Dr. Taggart is also on the boards of trustees and advisory committees of several non-profit organizations and active in a number of corporate governance organizations. We believe Dr. Taggart’s qualifications to serve on our Board include her three decades of experience in the financial services industry, as well as her executive leadership and management experience and experience with other public company boards of directors.

Dr. Taggart is a member of the Audit Committee. If re-elected, Dr. Taggart’s term of office as a director of THG will expire in 2015.

Who are the directors continuing in office?

Michael P. Angelini, 69, has been a director of THG since its formation in 1995 and Chairman of the Board since 2002, and was a director of a predecessor company from 1984 to 1996. Mr. Angelini is Chairman of the law firm of Bowditch & Dewey LLP, Worcester, Massachusetts, with which he has been associated since 1968. In 2011, Mr. Angelini was appointed by the Governor of Massachusetts to the Board of Directors of the Massachusetts Port Authority, and from 2007 until 2009, when it was merged into the Massachusetts Department of Transportation, Mr. Angelini served on the Board of Directors of the Massachusetts Turnpike Authority. Mr. Angelini is also a director of Commerce Bank & Trust Company, a regional bank headquartered in Worcester, Massachusetts, L. Hardy Company, Inc., a manufacturer of industrial cutting devices, and a number of other privately-held businesses primarily located in central Massachusetts. We believe Mr. Angelini’s qualifications to serve on our Board include his years of legal and management experience, his experience as a member of the board of directors of numerous other businesses, and the leadership he exhibited in 2002 and 2003 when he assumed the role of Chairman of the Board at a time when we did not have a CEO.

Mr. Angelini is Chairman of the Board and a member of the Nominating and Corporate Governance Committee. Mr. Angelini’s term of office as a director of THG expires in 2013.

John J. Brennan, 57, has been a director of THG since 2010. Mr. Brennan is chairman emeritus and senior advisor of The Vanguard Group, Inc. Mr. Brennan joined Vanguard in 1982, was elected president in 1989, and served as chief executive officer from 1996 to 2008 and chairman of the board from 1998 to 2009. Mr. Brennan is also a director at LPL Investment Holdings Inc., a publicly-traded financial services company, and Guardian Life Insurance Company, a mutually-owned financial services company. Mr. Brennan is chairman of the Financial Accounting Foundation; a governor of the Financial Industry Regulatory Authority; and a trustee of the University of Notre Dame and King Abdullah University of Science and Technology. We believe Mr. Brennan’s qualifications to serve on our Board include his high level of financial and accounting literacy and operating and management experience, gained through his roles as chairman and CEO of The Vanguard Group, Inc. and through his service with the Financial Accounting Foundation and the Financial Industry Regulatory Authority.

Mr. Brennan is a member of the Audit Committee. Mr. Brennan’s term of office as a director of THG expires in 2014.

P. Kevin Condron, 66, has been a director of THG since 2007. Mr. Condron has served as Chairman and Chief Executive Officer of The Granite Group LLC, a plumbing and heating wholesaler, since 1998. From 1972 until it was merged with Capitol Plumbing and Heating Supply in 1997 to create The Granite Group, LLC, Mr. Condron was President and Chief Executive Officer of Central/Goulet Supply. Mr. Condron is a director of TD Bank, Inc., a financial services company, and is Chairman of the Board of Trustees at the College of the Holy Cross. We believe Mr. Condron’s qualifications to serve on our Board include his experience as a CEO, his experience on numerous other boards of directors, including with TD Bank, which was a public company during much of his tenure on that board, and his experience as an entrepreneur with substantial business experience.

Mr. Condron is a member of the Compensation Committee. Mr. Condron’s term of office as a director of THG expires in 2013.

Neal F. Finnegan, 74, has been a director of THG since 2006. Mr. Finnegan served as President and Chief Executive Officer of Lumber Insurance Company, a specialty insurer to the lumber industry, from 2000 to 2001. From 2000 to 2005, Mr. Finnegan was Chairman of Citizens Bank of Massachusetts. Prior to that, Mr. Finnegan was President and Chief Executive Officer of UST Corporation from 1993 to 2000. Previously, Mr. Finnegan served in the financial services sector as an executive with Bankers Trust Company of New York, Bowery Savings Bank, Worcester Bancorp, and Shawmut Bank, NA. Mr. Finnegan is currently a member of the Board of Directors at Solution Inc., a software provider traded on the Toronto Stock Exchange, and several other privately-held companies and charitable organizations. In addition, Mr. Finnegan is Chairman Emeritus of the Northeastern University Board of Trustees. We believe Mr. Finnegan’s qualifications to serve on our Board include his experience as a CEO of a prominent, publicly-traded financial institution, his nearly four decades of experience in the financial services industry and his experience on several boards of directors, including as Chairman of the Board of Trustees of Northeastern University.

Mr. Finnegan is a member of the Nominating and Corporate Governance Committee. Mr. Finnegan’s term of office as a director of THG expires in 2013.

David J. Gallitano, 64, has been a director of THG since 2006 and is President of Tucker Advisors, Inc., a sole proprietor private investment and advisory firm. Mr. Gallitano was Chairman and Chief Executive Officer of APW Ltd., a global contract manufacturing company of technical equipment, from 2003 through 2005, and Chairman and Chief Executive Officer of Columbia National, Inc., a residential and commercial real estate financing company, from 1993 until 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated, where he headed the company’s Principal Transactions Group, from 1986 through 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from 1984 through 1986. Mr. Gallitano is a director of WellCare Health Plans, Inc., a publicly-traded managed health care service provider, and served as a director of Wild Oats Markets, Inc., a publicly-traded supermarket chain, from 2003 until its sale in 2007. We believe Mr. Gallitano’s qualifications to serve on our Board include his experience as a CEO, experience as a senior executive with General Electric Company, his experience with other public company boards of directors, and his nearly three decades of experience as a senior executive in the financial services industry.

Mr. Gallitano is a member of the Compensation Committee. Mr. Gallitano’s term of office as a director of THG expires in 2014.

Wendell J. Knox, 64, has been a director of THG since 1999. Until his retirement in 2009, Mr. Knox was President and Chief Executive Officer of Abt Associates, a policy research and business consulting firm, where he had been employed since 1969. Mr. Knox is also a director of Abt Associates, Inc. and Eastern Bank, a mutually-owned commercial bank, and is a trustee of the Natixis, Loomis Sayles, Hansberger International Series Mutual Fund Complex, a fund complex comprised of 44 funds. We believe Mr. Knox’s qualifications to serve on our Board include his experience as a CEO, combined with his corporate governance expertise and experience with other boards of directors.

Mr. Knox is Chairman of the Nominating and Corporate Governance Committee. Mr. Knox’s term of office as a director of THG expires in 2014.

Robert J. Murray, 70, has been a director of THG since 1996. He was Chairman of the Board of New England Business Service, Inc. (“NEBS”), a business-to-business direct marketing company, from 1995 until 2004, and served on the Board of Directors of NEBS from 1991 until 2004. He was Chief Executive Officer of NEBS from 1995 through 2003. Prior to joining NEBS, Mr. Murray was an executive officer with The Gillette Company, Inc., a consumer products company. Mr. Murray is also a director of Tupperware Brands Corp., a publicly-traded consumer-direct seller of personal and household products, LoJack Corporation, a publicly-traded automobile security system manufacturer, Delhaize Group, a publicly-traded international food retailer based in Belgium, and IDEXX Laboratories, Inc., a publicly-traded developer, manufacturer and distributor of products and services for veterinary, food and water testing markets. We believe Mr. Murray’s qualifications to serve on our Board include his experience as a CEO and senior executive, his participation on the boards of directors of numerous publicly-traded companies and his 16 year tenure on our Board.

Mr. Murray is Chairman of the Compensation Committee. Mr. Murray’s term of office as a director of THG expires in 2014.

Who are the Company’s independent directors and how does the Board determine which directors are considered independent?

Under New York Stock Exchange (“NYSE”) rules, a member of our Board only qualifies as “independent” if our Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Annex II.

Our Board has determined that every director is independent under these standards with the exception of Mr. Eppinger, who is the Chief Executive Officer of the Company.

There are no family relationships among any of the directors or executive officers of THG and its subsidiaries.

What is the Company’s procedure for approving related-person transactions?

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold in our policy was reduced from the $120,000 threshold established by the SEC, to $100,000) (the “Related Person Transaction Policy”). Pursuant to such policy, all related person transactions will be reviewed, approved and/or ratified by the Audit Committee, except that, in the event management determines that it is impractical or undesirable to wait until an Audit Committee meeting to consummate a particular transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) shall have the authority to review and approve the transaction. The Chair of the Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee shall participate in any review, approval or ratification of a transaction with a related person with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determination of whether a particular relationship constitutes a material interest by a related person.

In evaluating a transaction with a related person, the Audit Committee (or its Chair), shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith. To the extent feasible, a transaction with a related person that is identified as such in advance shall be submitted to the Audit Committee or Chair for review in advance of the transaction’s consummation. In the event the Company becomes aware of a transaction with a related person that has not been previously approved or ratified under this policy, the matter shall be submitted promptly to the Audit Committee or Chair for consideration. In such event, the Audit Committee or the Chair shall evaluate all options, including but not limited to ratification, amendment or termination of such transaction. The Audit Committee or the Chair also shall evaluate the facts and circumstances pertaining to the failure of such transaction to have been presented to the Audit Committee or Chair in advance and take such corrective action as it deems appropriate under the circumstances.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance–Company Policies.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

What is the Board’s leadership structure and who is the director chosen to preside at executive sessions of the Board?

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two positions. The CEO is responsible for setting the strategic direction for the Company and for the day to day leadership and performance of the Company, while the Chairman of the Board (or lead director if the roles were not separated) provides guidance to the CEO, sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board. Additionally, we believe that separating the roles and having an independent Chairman of the Board or a designated lead director is consistent with corporate governance best practices and better supports effective management oversight and risk management. While we believe that these goals can be achieved without necessarily separating the CEO and Chairman of the Board designations, we also take into consideration Mr. Angelini’s demonstrated skill in leading our Board and counseling management.

In accordance with the Company’s Corporate Governance Guidelines, each year the Board elects from among its independent members either a non-executive Chairman of the Board or a lead director to serve as the Independent Presiding Director. The duties of the Independent Presiding Director are determined by the Board, and include presiding over board and shareholder meetings and over executive sessions of non-management directors (including the Committee of Independent Directors). Mr. Angelini, the Chairman of the Board, is the Independent Presiding Director. The Board generally convenes in executive session in connection with regularly scheduled Board meetings and at other times as deemed appropriate.

How often did the Board meet during 2011?

During 2011, there were 11 meetings of the full Board of Directors. All of the incumbent directors attended at least 75% of the Board and committee meetings held while they were members during 2011.

What committees has the Board established?

The standing committees of the Board consist of the Committee of Independent Directors (the “CID”), the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee (the “NCGC”). Each committee is composed solely of directors determined by the Board to be independent. The current responsibilities of each of the committees are set forth in their charters, which are available on the Company’s website, www.hanover.com, under “About Us-Corporate Governance-Committee Charters.” For a printed copy of any of the committee charters, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

Committee of Independent Directors

The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the committee is responsible for reviewing and approving the recommendations of the Compensation Committee and the NCGC, as

appropriate, with respect to establishing performance criteria (goals and objectives) of our CEO, evaluating the CEO’s performance and approving CEO compensation. In addition to meeting the independence requirements under NYSE regulations, each committee member must also meet the independence requirements under §162(m) and generally must meet the independence requirements under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). While the independent members of the Board typically meet in executive session at every scheduled Board meeting, the CID, acting as such, had five designated committee meetings in 2011.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Ramrath is an Audit Committee financial expert, as defined by SEC regulations. The Audit Committee is, among other things, responsible for the retention, oversight and, when deemed appropriate, termination of the Company’s independent registered public accounting firm and its General Auditor. The Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors. It also reviews the Company’s accounting policies, control systems and compliance activities. The Audit Committee annually reviews and reassesses the adequacy of its charter. The committee held 12 meetings during 2011. The current members of the Audit Committee are listed in the table below.

Audit Committee
Joseph R. Ramrath (Chair)	John J. Brennan	Harriett “Tee” Taggart

Compensation Committee

The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of THG; produces an annual Compensation Committee Report for inclusion in the Company’s proxy statement; provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs; and retains and approves the terms of the engagement of any outside compensation consultants retained by the committee, among other responsibilities set forth in the committee’s charter. In addition to meeting the independence requirements under NYSE regulations, each committee member must also meet the independence requirements under Section 16 of the Exchange Act and §162(m). The committee met six times in 2011. The current members of the Compensation Committee are listed in the table below.

Compensation Committee
Robert J. Murray (Chair)	P. Kevin Condron	David J. Gallitano

Use of Outside Compensation Consultants by the Compensation Committee and Consultant Independence

In executing its compensation responsibilities, the Compensation Committee engages external consultants to provide relevant market pay data and to assist it in making compensation decisions. For 2011, Frederick W. Cook & Co., Inc. (“F.W. Cook”) and Meridian Compensation Partners, LLC (“Meridian”) were engaged to provide such services to the Compensation Committee with respect to executive and director compensation matters.

During 2011, our compensation consultants:

•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and issues;
•	provided input to the committee and management regarding the selection of peer companies against which to benchmark compensation levels and practices;
•	assisted in the design of our director and executive compensation programs; and
•	provided advice with respect to compensation decisions relating to our executive officers.

Each of the consulting firms was selected by, and report to, the committee. The committee reviews all compensation payable to compensation consultants with respect to services provided to the committee. Additionally, management reports to the committee, at least annually, regarding any other compensation paid to the compensation consultants’ firms. No such other compensation was paid to such firms in 2011. The engagement of compensation consultants is reviewed annually.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee recommended this year’s candidates for election and recommends Board member committee assignments to the full Board. The committee met six times in 2011. The current members of the NCGC are listed in the table below.

Nominating and Corporate Governance Committee
Wendell J. Knox (Chair)	Michael P. Angelini	Neal F. Finnegan

What is the process for consideration of director nominees?

The NCGC may identify candidates for nomination to the Board through several sources, including recommendations of non-management directors, shareholders, the Chief Executive Officer, other executive officers, an outside search firm or other resources. Committee members may, as appropriate under the circumstances, review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications.

Director Qualifications

Members of the Board and nominees for election to the Board should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. To maintain a majority of independent directors on the Board, as required by the Corporate Governance Guidelines, the NCGC and the Board have a strong preference that nominees meet the independence standards established by the Board. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a formal policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board will also take into consideration factors such as diversity, age and availability to serve. In addition, without the approval of the NCGC, nominees who are Chief Executive Officers (or others with similar responsibilities)

should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. The NCGC previously approved an exception to this guideline with respect to Mr. Murray, who is no longer a Chief Executive Officer or in a position with similar time commitments.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653, giving the candidate’s name, biographical data, qualifications and confirmation that the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the committee chairman. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, shareholders should submit recommendations to the Company’s Corporate Secretary by no later than December 31 of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraph, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without the approval of the NCGC must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days nor more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director, if elected. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of THG Common Stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

How can shareholders and other interested parties communicate with the Board?

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Independent Presiding Director, by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts, 01653, through the Web site www.listenupreports.com or by calling 1-800-533-2547. An independent third-party service retrieves all submissions to the Web site and answers all calls to the toll-free telephone number, and passes the information on to our General Counsel, our General Auditor and the Chairman of the Audit Committee, who in turn transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by THG’s Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “About Us-Corporate Governance–Contact the Board.”

Are directors expected to attend the Annual Meeting?

All directors are expected to attend the Annual Meeting. All directors were present at last year’s annual meeting.

How are the directors compensated?

The Compensation Committee (the “Committee”) is responsible for reviewing and advising the Board with respect to the Company’s director compensation practices and policies. In executing such compensation responsibilities, the Committee reviews relevant market data from external consultants to assist in developing compensation recommendations. Based upon such information and discussions with its consultants and senior management, the Committee presents its recommendation to the full Board. The Board, at its May meeting, reviews such recommendation and makes its compensation decision for the succeeding year (which begins immediately following the Annual Meeting of Shareholders and runs until the next Annual Meeting of Shareholders). In setting director compensation, the Board considers competitive pay levels in light of the amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level the Company requires of its Board.

For the period from the 2011 Annual Meeting of Shareholders to this year’s Annual Meeting (the “2011/2012 Cycle”), non-employee directors received an annual retainer consisting of 1,447 shares of Common Stock issued pursuant to the Company’s 2006 Plan and a cash payment of $50,000. The Committee intended the value of the shares granted to each non-employee director and the cash payment to equate to an annual retainer of $110,000.

In addition to the annual retainer, Mr. Angelini received an annual retainer of $85,000 as Chairman of the Board; the Chairman of the Audit Committee received a $20,000 annual retainer; the Chairman of the Compensation Committee received a $12,500 annual retainer; and the Chairman of the NCGC received a $9,000 annual retainer. Non-employee directors of THG also received a fee of $2,200 for each meeting of the Board that they attended and a fee of $1,500 for each meeting of their committee that they attended. Meetings of the independent directors designated as meetings of the CID are compensated as a meeting of the Board. Meetings of the CID that are held in conjunction with Board meetings are generally not separately compensated.

Directors who are unable to attend, in person, meetings of the Board or any committee of which they are members that are held in person, but who fully participate by telephone, or directors who participate in substantive meetings conducted by telephone (rather than in person), are paid a fee equal to one-half the regular Board or committee fee for such meeting. All directors are reimbursed for reasonable travel and other expenses of attending meetings of the Board and its committees. The Company provides Mr. Angelini with appropriate office space and secretarial assistance at the Company’s headquarters. Additionally, the Company’s charitable foundation provides matching contributions to qualified charities up to $5,000 per director per year.

Directors may defer receipt of their cash and stock compensation. Deferred cash amounts can be converted into Common Stock or accrued in a memorandum account that is credited with interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate (4.19% in 2011). At the election of each director, cash meeting fees and retainers may also be converted to Common Stock.

Directors, such as Mr. Eppinger, who are employees of the Company, receive no additional compensation for their services as members of the Board.

Director Compensation Table

The following table sets forth the total compensation for our current non-employee directors for 2011.

Name	Fees Earned in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
Michael P. Angelini	159,372	(3)	59,978		5,000	224,350
John J. Brennan	76,622		59,978		5,000	141,600
P. Kevin Condron	75,872	(3)	59,978	(3)	5,000	140,850
Neal F. Finnegan	77,372		59,978		5,000	142,350
David J. Gallitano	74,772	(3)	59,978	(3)	5,000	139,750
Wendell J. Knox	82,272	(3)	59,978		5,000	147,250
Robert J. Murray	88,372		59,978		5,000	153,350
Joseph R. Ramrath	97,372		59,978		5,000	162,350
Harriett “Tee” Taggart	76,272		59,978		5,000	141,250

(1)	The amounts in this column reflect the grant date fair value of the 2011-2012 annual stock retainer (1,447 shares granted on May 17, 2011 based on the closing price per share of $41.45 on the NYSE on such date) computed in accordance with FASB ASC Topic No. 718. To the extent applicable, assumptions used in the calculation of these amounts are included in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report.

Messrs. Angelini, Brennan, Condron, Finnegan and Gallitano, because they elected to convert (and in some cases defer) certain cash meeting fees and/or cash retainers, received additional stock awards during 2011. Such awards were in the amounts, and with a grant date fair value, as set forth in the table below. The awards granted on February 15, 2011 were in payment for meeting fees earned in 2010, and therefore are not included in the 2011 Fees Earned in Cash or Stock Awards columns (similarly, awards granted in February 2012 in payment for meeting fees earned in 2011, are included in the table above). In order to avoid duplicative reporting, since all awards listed in the table below represent converted cash fees (the amount of which have been included in the Fees Earned in Cash column), such amounts are not included in the Stock Awards column.

Name	Grant Date
	2/15/11 (converted meeting fees)		5/16/11 (converted meeting fees)		5/17/11 (converted cash retainers)		8/15/11 (converted meeting fees)		11/15/11 (converted meeting fees)
	Number of Shares	Grant Date Fair Value ($)	Number of Shares	Grant Date Fair Value ($)	Number of Shares	Grant Date Fair Value ($)	Number of Shares	Grant Date Fair Value ($)	Number of Shares	Grant Date Fair Value ($)
Michael P. Angelini	111	5,167	—	—	—	—	—	—	—	—
John J. Brennan	—	—	157	6,583	—	—	222	7,732	140	5,195
P. Kevin Condron	79	3,677	211	8,847	—	—	244	8,499	99	3,674
Neal F. Finnegan	176	8,193	228	9,560	1,206	49,989	265	9,230	99	3,674
David J. Gallitano	79	3,677	184	7,715	1,206	49,989	244	8,499	99	3,674

(2)	Matching contributions to qualified charitable organizations.
(3)	All or a portion of amount deferred at election of director.

What is the Board’s role in risk oversight?

The Board of Directors is responsible for assessing major risks facing the Company, and reviewing options for their mitigation. Management presentations, business updates and strategic planning discussions with the Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks. The Board periodically receives reports and presentations on various matters which in its view, merit special attention from a risk management perspective, such as with respect to counterparty risks, reserves, insured exposure aggregation levels, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, capital considerations, acquisitions, growth plans and matters relating to leadership and succession.

In order to assist the Board in its responsibility to assess major risks, the Audit Committee is responsible for reviewing with management certain financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Enterprise Risk Management Group, a group of officers from multiple disciplines in the organization tasked with ongoing risk assessment and risk management oversight. The Audit Committee reports to the Board its assessment of the Company’s risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation plans and policies, each year a committee comprised of a cross-section of officers of the Company conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the Compensation Committee in connection with the Committee’s approval of the Company’s executive compensation plans for the upcoming year. The results of the Committee’s risk assessment are provided to each other member of the Board.

The NCGC is charged with, among other things, assessing with the Board risks associated with succession planning.

What are the Non-Employee Director Stock Ownership Guidelines?

Within six years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in THG’s Common Stock with a value equal to four times the value of the regular annual retainer paid (approximately nine times the value of the cash portion of the annual retainer) to directors for service on our Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including cash awards converted into Common Stock and grants that the director has elected to defer under Company-sponsored deferred compensation programs). For these purposes, shares are valued based upon the then current market value, or if higher, the value on the date of acquisition.

Each of our directors is in compliance with the ownership guidelines or is expected to become compliant within six years following his or her initial election to the Board.

What is the Director Retirement Policy?

It is the policy of the Board that a director retire at the annual meeting of shareholders following his or her attainment of age 72. Notwithstanding the foregoing, a director’s retirement may be deferred for up to three years if, at the time when such director would otherwise have first been required to retire, the director has not served as a director for a period in excess of ten years.

Where can I find the Company’s Code of Conduct?

The Company has adopted a Code of Conduct, which is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct is available on the Company’s website at www.hanover.com under “About Us-Corporate Governance–Company Policies.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. The Company will disclose any future amendments to, or waivers of, provisions of the Code of Conduct for directors and executive officers on its website within four business days following the date of such amendment or waiver.

ITEM I

ELECTION OF DIRECTORS

The Board currently has ten members and consists of three classes as nearly equal in number as possible, whose terms end in successive years. The directors whose terms will expire at this year’s Annual Meeting, Frederick H. Eppinger, Joseph R. Ramrath and Harriett “Tee” Taggart, have been nominated for re-election. Each of the nominees has been nominated to serve for a three-year term ending after the 2015 Annual Meeting of Shareholders. Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

The Board recommends a vote FOR all nominees. All nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of the nominees.

The affirmative vote of the majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who fails to be elected shall promptly tender his or her resignation to the Board. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the NCGC’s recommendation or the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, then, under Delaware law, that nominee would not become a director and would not serve on the Board as a “holdover director.”

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. Management has no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

ITEM II

APPROVAL OF THE 2006 LONG-TERM INCENTIVE PLAN TO COMPLY WITH

§162(M) OF THE INTERNAL REVENUE CODE

On March 7, 2006, the Board adopted, and on May 16, 2006, our shareholders approved, The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”). The 2006 Plan provides equity-based, long-term incentive compensation for our directors, executive officers and other employees. We believe that the use of equity-based awards attracts, retains and motivates our employees and other key service providers and serves to align the long-term interests of our directors and employees with shareholders.

Awards granted under the 2006 Plan may be made subject to various vesting requirements, including the satisfaction of specified performance criteria. The Board is asking shareholders to approve the material terms of the performance criteria under the 2006 Plan, including re-approving the eligibility requirements and maximum award limits, in order for certain future awards granted under the 2006 Plan to be eligible to qualify as exempt “performance-based compensation” pursuant to §162(m). Under §162(m), a publicly-held corporation is generally not entitled to a federal income tax deduction with respect to any taxable year for compensation in excess of $1 million to certain of its executive officers. Qualifying performance-based compensation, however, is not subject to this deduction limitation. To qualify for the performance-based exception under §162(m) with respect to certain future awards under the 2006 Plan, compensation must be paid under a plan the material terms of which, including the business performance criteria, eligibility requirements and maximum award limits, have been approved periodically by shareholders.

We are not requesting that shareholders (i) approve any increase in shares, (ii) expand the eligibility requirements, or (iii) increase the annual maximum amount of compensation that may be paid or awarded, under the 2006 Plan. We are asking shareholders for approval only to satisfy the requirements of §162(m). Other than changes to conform the performance criteria under the 2006 Plan to the performance criteria approved as part of the 2009 Short-Term Incentive Compensation Plan, the specified performance criteria included in the 2006 Plan being submitted for approval remains unchanged.

In addition to re-approving the current eligibility requirements for awards and maximum annual limits (as described below), we are asking shareholders to approve the following language contained in our 2006 Plan. Except as otherwise indicated in bold, this language is identical to the language approved by the shareholders when the plan was adopted in 2006:

“‘Performance Criteria’: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under §162(m), a Performance Criterion will mean an objectively determinable (whether by reference to audited financials, ratings or surveys prepared by an unaffiliated rating or survey service, or otherwise) measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project, individual or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, or capital gains or losses, determined on the basis of operations, continuing operations or otherwise and on an aggregate or per share basis; premium growth; direct premium, written premium or earned premium; policies in force; segment income; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; financial strength rating;

market share; productivity improvements; capital expenditures; cash flow; stock price; stockholder return; economic value added; surplus levels or growth; product development; sales of particular products or services; development of business goals; customer acquisition, satisfaction or retention; service levels or standards; leadership effectiveness; business development; or the occurrence of, or participation in the negotiation or effectuation of, any of: acquisitions and divestitures (in whole or in part), joint ventures and strategic alliances, spin-offs, split-ups and the like, reorganizations, or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under §162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, unusual or infrequent events, realized investment gains or losses, acquisitions or dispositions, reserve changes, catastrophes, accounting changes and restructuring expenses) occurring during the performance period that affect the applicable Performance Criterion or Criteria.”

The affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual Meeting is required for approval of the 2006 Plan.

The Board recommends that you vote FOR the proposal to approve the 2006 Plan.

A copy of the 2006 Plan is attached as Annex I to this proxy statement, and we urge shareholders to read it in its entirety. Although shareholders are being asked to approve only the existing eligibility requirements, annual maximum limits and the specific portions of the 2006 Plan set forth above for §162(m) tax purposes, pursuant to SEC rules, we are required to provide a summary of all the material terms of the 2006 Plan. The following summary does not purport to be complete and is qualified by reference to the terms of the 2006 Plan.

Description of the 2006 Plan

The purpose of the 2006 Plan is to advance the Company’s interests by providing for the grant to participants of stock-based incentive awards. The 2006 Plan became effective on the date of its approval by shareholders, May 16, 2006.

Administration. A committee of the Board, currently the Compensation Committee, administers the 2006 Plan. The term “Administrator” is used in this proxy statement to refer to the person (the Compensation Committee and its delegates) charged with administering the 2006 Plan. The Administrator has full authority to determine who will receive awards and the types of awards to be granted, as well as the amounts, terms, and conditions of any awards. Awards may be in the form of options, stock appreciation rights (“SARs”), restricted or unrestricted stock, stock units (including restricted stock units), performance awards or other awards that are convertible into or otherwise based on our Common Stock. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the 2006 Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the Administrator made under the 2006 Plan are conclusive and bind all parties.

Limits on Shares Deliverable Under the 2006 Plan; Limits on Awards. The maximum number of shares of our Common Stock that may be delivered in satisfaction of awards made under the 2006 Plan is 3,000,000 plus the number of shares that (i) were subject to awards that were outstanding under the Company’s Amended

Long-Term Stock Plan (which was replaced by the 2006 Plan) that are or were forfeited or canceled, or expired or terminated, at or after the adoption of the 2006 Plan or (ii) were outstanding as of the adoption of the 2006 Plan in the form of restricted stock awards under the Company’s Amended Long-Term Stock Plan that are or were thereafter reacquired or repurchased by the Company prior to vesting. The number of shares of our Common Stock delivered in satisfaction of awards made under the 2006 Plan is determined net of the number of shares withheld to satisfy tax withholding requirements and net of the number of forfeited shares of restricted stock. The maximum number of shares of our Common Stock delivered in satisfaction of awards other than options cannot exceed 50% of the maximum number of shares that may be delivered in satisfaction of awards made under the 2006 Plan. The maximum number of shares of our Common Stock delivered in satisfaction of incentive stock options cannot exceed 3,000,000. To the extent consistent with applicable requirements, shares of an acquired company that are converted, replaced or adjusted in connection with the acquisition do not reduce the maximum number of shares available for delivery under the 2006 Plan.

The maximum number of shares of our Common Stock for which stock options may be granted to any one person in any calendar year and the maximum number of shares of our Common Stock subject to SARs that may be granted to any one person in any calendar year is in each case 500,000. The maximum number of shares of our Common Stock subject to other awards that may be granted to any one person in any calendar year is 150,000. In the event of a stock dividend, stock split or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the number of shares available for issuance under the plan and the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, any exercise prices relating to awards and any other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to shareholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the 2006 Plan and to preserve the value of awards.

Eligibility. Participation in the 2006 Plan is limited to our employees, directors, consultants, advisors and other persons who provide services to the Company and its affiliates (and as to whom the use of a Form S-8 Registration Statement is permissible) who are selected by the Administrator to receive an award. While all of our employees and directors are eligible to participate in the 2006 Plan, the Administrator historically has elected to grant awards only to members of the Board and a group of key officers and employees consisting of approximately 250 persons. The closing price of a share of our Common Stock on March 9, 2012 was $40.30.

Stock Options. The Administrator may, from time to time, award options to any participant subject to the limitations described above. Options give the holder the right to purchase shares of our Common Stock within a specified period of time at a specified price, not less than the fair market value of the our Common Stock at the time of grant. Options granted under the 2006 Plan may not be repriced other than in accordance with the applicable shareholder approval requirements of the NYSE. Two types of options may be granted under the 2006 Plan: incentive stock options, or “ISOs,” which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs.” Eligibility for ISOs is limited to employees of the Company and its subsidiaries.

No ISOs can be granted under the 2006 Plan after the tenth anniversary of the adoption of the Plan, but ISOs issued prior to such date may continue beyond that date. The expiration date of both ISOs and NSOs under the 2006 Plan cannot be more than ten years after the date of the original grant. The Administrator will determine all other terms and conditions related to the exercise of an option, including the time at which options may be exercised and conditions related to the exercise of options.

Stock Appreciation Rights. The Administrator may grant SARs under the 2006 Plan. A SAR entitles the holder upon exercise to receive an amount, delivered in the form of shares of our Common Stock, determined by reference to appreciation in the value of a share of our Common Stock. The value from which appreciation is measured in the case of a SAR may not be less than the fair market value of our Common Stock on the date of grant. No SAR, once granted, may be repriced other than in accordance with the applicable shareholder approval requirements of the NYSE.

Stock Awards; Stock Units. The 2006 Plan provides for awards of restricted shares of Common Stock, as well as unrestricted shares of our Common Stock. Awards of restricted stock and unrestricted stock may be made in exchange for such lawful consideration, including services, as the Administrator may determine. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to the Company unless specified conditions are met. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a shareholder, including the right to vote the shares and to receive dividends. Other awards under the 2006 Plan may also be settled with restricted stock. The 2006 Plan also provides for awards of stock units, including restricted stock units, entitling the recipient to receive shares of our Common Stock (or cash measured by the value of the Common Stock) in the future on such conditions as the Administrator may specify.

Performance Awards. As noted above, the Administrator may also subject awards under the 2006 Plan to the satisfaction of criteria other than the continuation of employment or the passage of time. The satisfaction of other criteria may be a condition for the grant, exercisability, vesting or full enjoyment of an award. The performance criteria used in connection with a particular performance award will be determined by the Administrator. In the case of performance awards intended to qualify for exemption under §162(m) of the Code, the Administrator will use one or more of the performance criteria described above.

General Provisions Applicable to All Awards. Neither ISOs nor, except as the Administrator otherwise expressly provides in the case of a gift, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime an ISO and, except as the Administrator may provide in the case of a gift, other non-transferable awards requiring exercise may be exercised only by the recipient. Shares delivered under the 2006 Plan may consist of either authorized but unissued shares or previously issued shares acquired by the Company (treasury shares). The Administrator may provide for payments in lieu of dividends and other distributions with respect to up to 250,000 shares subject to awards other than stock options. Actual dividends and other distributions with respect to restricted stock are not treated as in-lieu-of payments.

Mergers and Similar Transactions. In the event of a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, a sale or transfer of all or substantially all of the Company’s assets, or a dissolution or liquidation of the Company, the following rules will apply except as otherwise provided in an award. If there is a surviving or acquiring entity, the Administrator may provide for the assumption or substitution of some or all awards. In any case, if the transaction is one in which shareholders are receiving a payment, the Administrator may provide for a payment of cash or other property (a “cash-out”) with respect to outstanding awards or any portion thereof. If there is no assumption, substitution or cash-out, outstanding stock options and SARs will become exercisable, and the delivery of shares under outstanding stock units will be accelerated to a time prior to the transaction. Subject to the foregoing, awards will terminate in the transaction. The Administrator may impose restrictions on any shares, cash or other property received by participants in connection with the foregoing, or received by participants in respect of shares of restricted stock that they may hold, to reflect vesting or other restrictions to which the awards were subject.

Except as otherwise provided in an award, in the event of a change in control (as defined in the 2006 Plan) of the Company, including, but not limited to, one of the transactions described above that constitutes a change in control of the Company, all outstanding awards will first vest before any applicable measure described above is taken.

Amendment. The Administrator may, at any time or times, amend the 2006 Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the 2006 Plan as to any future grants of awards. The Administrator may not, however, alter the terms of an award so as to affect adversely the Participant’s rights under the award without the Participant’s consent, unless the terms of the 2006 Plan so provide or the Administrator expressly reserved the right to do so at the time of the award.

New Plan Benefits. Future awards under the 2006 Plan are discretionary and therefore, are undeterminable at this time.

Federal Tax Effects

The following discussion summarizes certain material federal income tax consequences associated with the grant and exercise of options under the 2006 Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2006 Plan, nor does it cover state, local or non-U.S. taxes or the tax consequences of any other award granted under the 2006 Plan.

ISOs. In general, an optionee realizes no taxable income upon the grant of an ISO and does not realize any ordinary income in connection with the exercise of the ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction available to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Awards under the 2006 Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. However, neither the Company nor the Administrator will be liable to any participant or other holder of an award by reason of any failure of an award to comply with Section 409A or certain other tax rules. The foregoing description of tax consequences assumes that options awarded under the Plan will qualify for exemption from the rules applicable to nonqualified deferred compensation under Section 409A of the Code.

Where applicable, and absent an exemption, §162(m) limits the deduction for compensation payable to certain executive officers.

ITEM III

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

At our 2011 Annual Meeting, we provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders. At last year’s meeting, our shareholders overwhelmingly approved the proposal, with more than 95% of the votes cast voting in favor of the proposal. We also asked our shareholders to indicate the frequency with which we should hold a “say-on-pay” vote. Consistent with the recommendation of our Board, our shareholders indicated by advisory vote their preference to hold a “say-on-pay” vote annually. After consideration of the voting results, and based upon its prior recommendation, our Board has elected to hold a shareholder “say-on-pay” vote annually. Accordingly, this year we are again seeking advisory shareholder approval of the compensation of our NEOs as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” Shareholders are being asked to vote on the following advisory vote:

Voted:

    That the shareholders advise that they approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material).

The compensation of our NEOs is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, the terms of the 2011 Executive Short-Term Incentive Compensation Program and the terms of our long-term incentive awards, are all designed to enable the Company to attract and retain top talent while, at the same time, balancing risk and reward and maintaining a relationship between overall performance and compensation. The Compensation Committee and the Board believe that the design of the programs, and the compensation awarded to the NEOs under the current programs, fulfills these objectives.

Shareholders are urged to read the Compensation Discussion and Analysis section beginning on page 29, which discusses in detail how our compensation policies and procedures support our compensation philosophy.

Although the vote is non-binding, the Board and the Compensation Committee will consider the voting results in connection with their ongoing evaluation of the Company’s compensation programs.

The Board recommends a vote FOR advisory approval of the Company’s executive compensation. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.

ITEM IV

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has been appointed by the Audit Committee of the Board to be THG’s independent registered public accounting firm for 2012. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Board is submitting the appointment of PricewaterhouseCoopers LLP as THG’s independent registered public accounting firm for 2012 to the shareholders for their ratification. The Audit Committee of the Board bears the ultimate responsibility for selecting THG’s independent registered public accounting firm and will make the selection it deems best for THG and its shareholders. Should the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future if it deems appropriate.

The Board recommends that you vote FOR the proposal to ratify the selection of the firm of PricewaterhouseCoopers LLP as the independent registered public accounting firm for THG for 2012. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions, because they are not votes cast, are not counted for this proposal and have no effect on the outcome.

Fees Incurred by THG from PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by THG for the audit and other services provided by PricewaterhouseCoopers LLP for 2011 and 2010:

	2011	2010
Audit Fees (1)*	$3,394,000	$2,065,000
Audit-Related Fees (2)	68,000	60,000
Tax Fees	—	—
All Other Fees (3)	65,000	19,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consisted primarily of attestation services, services provided in connection with reviews by state insurance departments, and other consulting services.
(3)	Other services included miscellaneous consulting services and purchased software.
*	The 2011 Audit Fees reflect an incremental increase of approximately $1.3 million, principally due to the 2011 acquisition of Chaucer Holdings plc.

Pre-Approval Policy

The Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees equal to or greater than $250,000 must be specifically approved.

The Chair of the Audit Committee (or, in his absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by THG’s independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such audit-related or non-audit services and fees are reported to the full Audit Committee at its next regular meeting. During 2011, the Audit Committee pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above.

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2011.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU Section 380), as modified. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee has considered whether the provision of the non-audit professional services to the Company in 2011 is compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2011.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 23, 2012

AUDIT COMMITTEE

Joseph R. Ramrath, Chair

John J. Brennan

Harriett “Tee” Taggart

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

The Compensation Committee (the “Committee”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for reviewing and establishing our executive compensation practices and policies. More specifically, the Committee is responsible for approving the compensation levels for our named executive officers, or NEOs, subject, in the case of the CEO, to ratification by the CID. Although this discussion and analysis refers principally to compensation for our NEOs, the same general compensation principles and practices apply to all of our executive officers.

Executive Summary and Overview

2011 Pay Decisions

During 2011, we executed on a number of our key operating priorities and we continue to believe that our strategy of providing world class product and underwriting capabilities; responsive, cost-effective service delivery; and building deep partnerships with only a limited number of high quality agents, will produce strong, positive, long-term results for our shareholders, agents and their customers, employees and community. However, due in large part to the unprecedented level of weather-related losses in 2011, we were unable to meet some of our internal financial performance goals. Our 2011 executive pay decisions were intended to balance our need to recognize achievements made during the year and to retain and motivate our executives to continue to execute on our strategy, against our financial results. During 2011:

•	we made no adjustments to the base salaries of our NEOs;
•

payouts under the 2011 Executive Short-Term Incentive Compensation Program (“Executive IC Program”) were reduced to approximately 60% of target award level. The award level was intended to reflect our accomplishments during 2011, but recognize that reported financial performance fell short of internal goals, primarily due to unusually large catastrophe and other weather–related losses;

•

the Committee determined that approximately two-thirds of the payout determined above under the Executive IC Program, historically an all-cash program, would be made in restricted shares, requiring that the executive remain with the Company for two additional years before earning the award. By converting a large portion of the NEOs’ bonus into restricted shares, subject to vesting restrictions, we provided the NEO the opportunity to increase his or her payout under the program, but only if shareholder value increases as well. Conversely, if our stock value declines or the executive leaves the Company during this two-year period, then the value of the award would be reduced or eliminated. In fact, if the NEOs do not satisfy the vesting terms and forfeit the restricted shares, then they would receive on average only approximately 17% of their target award under the Executive IC Program instead of the 60% described above;

•

although the terms of the 2009 performance-based restricted stock units (“PBRSUs”) permitted a payout at approximately 52% of target award level, the Committee determined that there should be no payments under the program and all 2009 PBRSUs were forfeited;

•	we implemented a “net exercise” program to encourage executives to exercise and hold option shares; and
•

variable compensation for our NEOs remained at approximately 75% of their total target compensation package, two-thirds of which is long-term equity-based compensation, to reinforce our pay-for-performance philosophy.

Additionally, in an effort to further align the interests of our NEOs with shareholders, during 2012 we modified our long-term incentive program for executive officers as follows:

•	PBRSUs granted in 2012 will vest only if the Company achieves certain levels of relative total shareholder return during the 2012-2014 performance period; and
•

we eliminated the grant of time-based restricted stock units (“TBRSUs”) from the CEO award (60% of the 2012 CEO award was in the form of PBRSUs and the remaining 40% was in the form of options) to further ensure that our CEO’s compensation is linked to long-term share appreciation.

Fiscal 2011 Highlights

Given the challenges of 2011, we believe our overall performance was strong. Key achievements during 2011 included:

•

increase in total revenue by nearly 25% to $3.9 billion, and increase in net written premium by 18% to $3.6 billion, driven largely by the addition of Chaucer Holdings plc (“Chaucer”) premium in the second half of 2011, and by strong growth in our Commercial Lines segment;

•	increase in book value per share by 2.7% to $56.24;
•	relatively strong investment returns (4.84% yield);
•	approximately 17% growth in Commercial Lines specialty business;
•	reduction in Commercial Lines expense ratio by more than 3 points;
•	dramatically expanded our geographic footprint and diversity of product offerings with the acquisition of Chaucer and the continued expansion of our Commercial Lines business in the West; and
•	recognized by Business Insurance for the second consecutive year as one of The Best Places to Work.

We weighed these accomplishments, among others, against the year over year decline in segment income, which was driven principally by an over $150 million increase in domestic weather-related catastrophe losses during the period. We also took into consideration the fact that over 95% of our shareholders voting on our “say on pay” proposal at the 2011 Annual Meeting of Shareholders approved the proposal.

We maintain other compensation practices that also benefit shareholders

•	none of our NEOs have employment agreements;
•

our long-term equity incentives, including performance-based incentives, generally vest over a period of four years to ensure that our executives maintain a long-term view of shareholder value and to encourage retention;

•	we maintain a clawback policy under which NEOs are required in certain circumstances to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing;
•	we do not provide excessive perquisites;
•	executives are prohibited from hedging their exposure to ownership of, or interests in, our stock and from engaging in speculative transactions with respect to our stock;
•

we require our executives to maintain substantial levels of ownership of our stock to ensure our executives’ interests are effectively aligned with those of our shareholders (See “Stock Ownership Guidelines” on page 48);

•	new participants in the Employment Continuity Plan (the “CIC Plan”) are not entitled to receive any “280G tax gross-up” payments; and
•	our CIC Plan contains a “double trigger” provision that requires employment termination in connection with a change in control as a condition to receiving benefits under the plan.

Named Executive Officers

In accordance with SEC regulations, for 2011, our NEOs are:

Our principal executive officer	• Frederick H. Eppinger, President and CEO

Each of the individuals who acted as a principal financial officer at any time during 2011	• David B. Greenfield, Executive Vice President and CFO from March 1, 2011 to present

• Steven J. Bensinger, Executive Vice President and CFO from March 9, 2010 to March 1, 2011

Our next three most highly compensated executive officers	• Marita Zuraitis, Executive Vice President and President, P&C Companies
• J. Kendall Huber, Executive Vice President and General Counsel
• Andrew S. Robinson, Executive Vice President, Corporate Development; President, Specialty

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation program are to:

•	attract and retain qualified, high-performing individuals who will contribute to our success;
•	motivate executives to achieve our financial and business objectives; and
•	align the long-term interests of our executives with those of our shareholders.

Each component of compensation (as discussed below) is designed to achieve particular objectives. In addition, the entire compensation package is intended to align with our business strategy and be competitive from a marketplace perspective. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we design our NEO compensation packages with greater emphasis on variable compensation tied to performance rather than base salary, and a significant portion of total targeted compensation is in the form of long-term equity-based awards which are subject to substantial vesting requirements. This approach is intended to balance short and long-term performance goals and promote shareholder value.

While a number of factors drive our executive compensation decisions, for 2011 we chose, as a primary reference point, to target total compensation of our NEOs, as a group, at approximately the 65th percentile of our Comparison Group (discussed below). We target total compensation above the median of our Comparison Group because:

•	we believe it helps to attract and retain talented executives with significant industry experience;
•

the performance goals associated with our short and long-term incentive compensation programs are set at levels that we believe are above the industry median and the achievement of which are substantially in doubt at the time they are set; and

•	a significant component of total compensation is long-term equity-based variable compensation primarily linked to performance.

An individual NEO’s target compensation, however, may be higher or lower than the reference point based upon a number of factors which include:

•	the NEO’s specific expertise and contributions;
•	the relative pay among our senior officers;
•	historical compensation levels;
•	perceived retention risk; and
•	perceived difficulty and cost to replace the executive were he or she to leave the Company.

Setting Executive Compensation

Use of Comparative Peer Data

In assessing and reviewing compensation, the Committee evaluates the pay levels for executives at companies principally within the property and casualty (“P&C”) insurance industry. For benchmarking purposes, the Committee utilized data collected from the publicly disclosed proxy materials of the selected group of P&C companies described below (the “Proxy Group”) and market pay data collected from the Mercer U.S. Property & Casualty Insurance Company Survey (data collected from 46 P&C companies having a median direct written premium of $2.2 billion) (the “Survey Group”). Collectively, we will refer to the Proxy Group and the Survey Group as our “Comparison Group”.

The Proxy Group consists of publicly-held P&C companies that the Committee believes we compete with for senior management talent and business, or are otherwise indicative of compensation levels for P&C companies in a size range that reasonably approximates our size. The Proxy Group consists of the following companies:

• Alleghany Corporation	• Mercury General Corporation
• American Financial Group, Inc.	• Old Republic International Corporation
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corp.	• State Auto Financial Corporation
• Erie Indemnity Corporation	• White Mountains Insurance Group, LTD
• Harleysville Group, Inc.	• W.R. Berkley Corporation

In establishing baseline comparative data from the Proxy Group, the Committee reviewed the benchmark data and considered it in light of many factors, including:

•	size of company;
•	type of business conducted;
•	ownership structure;
•	geographic markets served;
•	recent operating history;
•	perceived differences in long and short-term objectives and challenges;
•	relative risks to the respective companies;
•	financial and strategic differences;
•	comparability of compensation programs;
•	depth of management; and
•	tenure of executives.

The Committee reviews data on base pay levels, target and actual total cash levels, long-term incentive levels and target and actual total compensation levels from the Comparison Group. The Committee recognizes that there are inherent limitations on the comparability and usefulness of the data, including reporting gaps, time lags, differences in scope of responsibilities, geographic differences and other factors as noted above. While the Committee believes such comparative information is useful, such data is intended solely to serve as a reference point to assist the Committee in its discussions and deliberations.

Because we believe the participant data from the Proxy Group is more closely representative of the pay range for CEOs having similar responsibilities as our CEO, we benchmarked his compensation primarily against the Proxy Group. With respect to all other NEOs, we benchmarked compensation against a combination of the Proxy Group and Survey Group. Depending on the NEO and his or her respective role and responsibilities, we believe certain participant data from the Survey Group represented a more relevant comparison.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

Committee meetings are regularly attended by our CEO, General Counsel, Chief Human Resources Officer and our Chairman of the Board (who is an independent director, but not a Committee member). Each generally participates in such meetings and provides counsel and advice at the Committee’s request. In addition, the Committee regularly meets in executive sessions with no members of management present. No member of management is present while the Committee makes its decisions on that executive’s compensation.

At the request of the Nominating and Corporate Governance Committee (the “NCGC”), and following a process approved by our Board, our independent Chairman of the Board leads an annual performance review of the CEO. This review includes personal interviews with members of management and independent directors, and a review of the CEO’s self-assessment and of the Company’s performance. The results of this performance evaluation are reviewed, finalized and ratified by the CID. Preliminary or final results of this review process help form the basis for establishing the CEO’s annual compensation package. The CID has final authority to ratify the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the Committee solicits and considers the recommendations of our CEO and our Chief Human Resources Officer, as well as information provided to it by its compensation consultants.

Other Considerations

Representatives of F.W. Cook and Meridian, the Committee’s consultants, regularly attend, either in person or telephonically, Committee meetings and provide advice and information to the Committee as explained more fully in the Corporate Governance section on page 13.

In determining executive compensation, the Committee reviews the total target compensation of each NEO, including salary and short and long-term incentive compensation. These amounts are then compared with prior year compensation targets, market data described above, the NEO’s overall performance, changes in roles or responsibilities, and prior year short and long-term incentive payments. Prior year payments are compared relative to operating metrics for short and long-term incentive plans to determine any changes or adjustments to performance metrics for future years. The Committee also periodically reviews NEO share ownership, stock option exercises, stock trading activity, and outstanding unvested equity awards. Additionally, the Committee considers the total cost of equity-based awards and the dilutive impact to shareholders of such awards.

Principal Components of Executive Compensation

For 2011, the principal components of compensation for our NEOs consisted of (i) annual base salary, (ii) short-term incentive compensation, and (iii) long-term incentive compensation. In addition, our NEOs receive certain other benefits (described below) that differ from those generally available to all employees.

Annual Base Salary

Annual base salaries of our NEOs are generally targeted at approximately the median level of amounts paid to comparable executive officers in our Comparison Group. Base salary, however, is only one of several different components of an executive’s total compensation package and makes up a significantly smaller portion of target total compensation than the short and long-term incentives described below. Base salaries are reviewed on an annual basis in the first quarter of each year. Typically, the Committee does not adjust NEO salaries more frequently than once every 18-24 months, unless there has been a material change in a NEO’s role or responsibility level. None of our NEOs received an increase in base salary during 2011.

Short-Term Incentive Compensation

The 2011 Executive IC Program is an annual performance-based bonus program intended to provide cash compensation opportunities for our NEOs. Opportunities are targeted at a percentage of annual salary, based on each NEO’s role and overall pay package. Specifically, this program is designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;
•	achievement of operating business goals and priorities that are linked to overall corporate financial results and other priorities; and
•	demonstration of our leadership core competencies (i.e., integrity, teamwork, accountability, commitment to winning and meritocracy).

The target 2011 Executive IC Program award for each of our NEOs is shown below:

NEO	Target Award as % of Base Salary
Frederick H. Eppinger	120%
Marita Zuraitis	90%
David B. Greenfield	90%
J. Kendall Huber	75%
Andrew S. Robinson	65%

Mr. Bensinger resigned from the Company in 2011 and was not entitled to an award under this program.

For 2011, potential awards under the Executive IC Program for our NEOs ranged from 0% to a maximum of 200% of target based upon the attainment of certain pre-determined goals and the considerations set forth in greater detail below.

The Executive IC Program is designed to comply with the “qualified performance-based compensation” requirements of §162(m) and thereby enable bonuses paid to our NEOs to be treated as fully tax deductible. The

Executive IC Program was approved by the Committee pursuant to the shareholder approved 2009 Short-Term Incentive Compensation Plan. Under the Executive IC Program, a maximum funding pool for annual awards (“Maximum Funding Pool”) is determined in accordance with the level of achievement of a pre-determined performance metric. For 2011, the Maximum Funding Pool for awards to our NEOs was set at 2% of 2011 pre-tax segment income (adjusted to exclude interest expense and the impact of catastrophes) (“ex-CAT P&C Segment Income”) and the maximum award payable under the Executive IC Program for each NEO was as follows:

NEO	Maximum Award
Eppinger	Lesser of (i) 35% of Maximum Funding Pool, or (ii) 200% of target award
Zuraitis and Greenfield	Lesser of (i) 15% of Maximum Funding Pool, or (ii) 200% of target award
Huber and Robinson	Lesser of (i) 11.7% of Maximum Funding Pool, or (ii) 200% of target award

The Committee has discretion, subject to the maximum amounts described above, to determine the individual bonus amount to be paid to each NEO. The Committee does not intend for the Maximum Funding Pool to represent an expectation as to the amounts to be paid to the NEO. Rather, an individual NEO’s actual award under the Executive IC Program is determined with respect to:

•	the NEO’s target award;
•	the funding level achieved under the Company’s Non-Executive Short-Term Incentive Compensation Program (the “Annual Bonus Plan”), as discussed below; and
•	the executive’s overall performance and contribution, including such executive officer’s performance against certain pre-established individual goals.

For 2011, ex-CAT P&C Segment Income was $434.1 million, resulting in a Maximum Funding Pool of $8.7 million. Because the Maximum Funding Pool produced a larger funding pool than was necessary for awarding bonuses consistent with the Committee’s objectives, the Committee exercised discretion to award less than the maximum amount that could have been awarded under the program. The total value of bonuses awarded by the Committee to the NEOs was $1.6 million (including the value of the restricted shares awarded in lieu of cash).

In determining the actual awards under the Executive IC Program, the Committee considered a number of factors, including:

•

The funding level achieved under the Annual Bonus Plan. The Annual Bonus Plan is an annual performance-based bonus program that provides incentive cash compensation opportunities to key officers and employees, excluding the NEOs. For 2011, potential funding under the Annual Bonus Plan ranged from 0% to a maximum of 200% of target based on actual 2011 levels of (i) pre-tax segment income before interest expense (“Pre-Tax P&C Segment Income”), and (ii) net written premium growth rate (“NWPGR”). The Committee chose a combination of Pre-Tax P&C Segment Income and NWPGR performance metrics because it believes that the combination is a good measure for evaluating profitable growth and is consistent with our strategic goals and philosophy. Accordingly, the achievement of these targets is designed to enhance stock value and shareholder returns. Set forth below are the performance levels generally required to obtain threshold, target and maximum funding levels for the plan:

Funding Level	Pre-Tax P&C Segment Income (in millions)	NWPGR
Threshold	$250	2%
Target	$320 - $360	4%-8%
Maximum	$460	12%

We set the Pre-Tax P&C Segment Income and NWPGR targets based upon our expectations regarding (i) overall economic and business conditions, (ii) industry specific trends, (iii) continued pricing pressures, (iv) reduced investment returns, and (v) expenses from additional investments in new products, geographic markets and talent, during the year. Additionally, the targets reflect that we expected that (a) the recent trend in high catastrophe and non-catastrophe weather losses would continue, and (b) the goals in recent years may have been set relatively high in light of then-current market conditions.

In 2011, the Committee funded the Annual Bonus Plan at a level which translated to approximately 58% of target. This funding level of 58% of target was a key reference point for determining individual NEO awards under the Executive IC Program, since the Committee intends for the percentage payout of actual awards to NEOs as compared to target to be generally comparable to the percentage used for participants in the Annual Bonus Plan.

For purposes of the Annual Bonus Plan, Pre-Tax P&C Segment Income and NWPGR, as reported in the Company’s financial statements filed with the SEC, may be adjusted, as applicable, to exclude such factors as the Committee deems appropriate in its sole discretion. In making such determination, the Committee generally considers those factors which were unforeseen, largely outside of management’s control, and not necessarily indicative of our core performance. This year, the Committee elected to make certain adjustments to “as reported” Pre-Tax P&C Segment Income. Pre-Tax P&C Segment Income was adjusted to exclude certain catastrophe losses which aggregated (net of reinsurance) in excess of an estimated annual historical catastrophe loss level. This adjustment, which had the impact of increasing Pre-Tax P&C Segment Income as compared to “as reported” results, was made in light of the significant achievements the Company made during the year as summarized above, as well as what the Committee considers to be the Company’s “underlying” results.

•

NEO’s overall performance, including consideration of performance against certain pre-established individual goals. An important factor in determining the level of payment to our NEOs is the Committee’s evaluation of each NEO’s overall performance within his or her area of responsibility, including performance against certain individual goals. Each NEO has specific individual goals that are set at the beginning of each year and may be adjusted as appropriate or circumstances dictate. Individual goals are aligned with the achievement of our overall financial and operational goals. Depending on the NEO, the goals may include both objective criteria as well as subjective criteria, and generally no one goal is given a particular weighting. In all cases, however, the achievement, or failure to achieve, some or all of the goals does not result in a formulaic payout, but rather this data is viewed by the Committee as one of several measures against which to examine the NEO’s overall performance in a given year. In fact, given the dynamics of the business and unforeseen circumstances that occur during a given year, the achievement, or failure to achieve, any individual goal may be of limited relevance to the NEO’s performance for that period. As set forth above under the heading “Role of Executive Officers in Compensation Decisions and CEO Performance Review”, individual performance is also measured based upon, in the case of the CEO, an independent performance review led by our independent Chairman of the Board, and in the case of all other NEOs, upon performance information provided by our CEO and in some cases our Chief Human Resources Officer. Additionally, the Committee may also take into account its own evaluation based upon personal interaction with the individual NEO throughout the course of the year. Set forth below is a discussion of each individual goal the achievement of which was considered in the Committee’s evaluation of such NEO’s overall performance and therefore in the determination of such NEO’s actual award:

NEO	2011 Individual Performance Goals	Measure of Achievement
Frederick H. Eppinger	• Enhance Company’s financial flexibility and improve financial performance

•     acquisition of Chaucer

•     $434.1 million ex-CAT P&C Segment Income; $17.5 million pre-tax segment income

•     total revenue increased nearly 25% to $3.9 billion

•     net written premium for Commercial and Personal Lines segments increased 3.8% and total net written premium increased 18% to $3.6 billion

•     2.7% increase in book value per share

•     Commercial Lines expense ratio decreased 3 points

•     raised $300 million through offer and sale of senior unsecured debentures; retired over $80 million of higher cost debt

•     increased shareholder dividend by 20%

	• Improve distinctiveness of product portfolio and position	• further improved geographic and product diversity with expansion in western U.S., and, with the acquisition of Chaucer, internationally

NEO	2011 Individual Performance Goals	Measure of Achievement
Eppinger continued		• improved overall mix of business to be more evenly weighted across Personal and Commercial Lines, including our specialty businesses
	• Drive Company’s value proposition	• continued to improve our position with the country’s best agents by providing franchise value, product innovation and local responsiveness
	• Ensure development and effectiveness of talent to position Company for future success	• solidified depth of talent in key areas • received Business Insurance “Best Places to Work” award for second consecutive year

Marita Zuraitis	• Contribute to Company’s achievement of the financial goals as set forth, generally, in the Annual Bonus Plan

•    $352.8 million ex-CAT Commercial and Personal Lines segment income before interest and taxes

•    net written premium for Commercial and Personal Lines segments increased 3.8%

•    growth in Personal Lines “account” business and increased premiums in Personal Lines “growth” states

	• Increase Partner-Agent conversion	• improved retention and business conversion with targeted agencies
	• Grow specialty business and specialty business margins	• our domestic specialty business generated more than $600 million in net written premiums, representing approximately 17% growth during the year
	• Establish Hanover Health and Human Services niche	• continued progress integrating Campania transaction • strengthened leadership
	• Enhance and improve internal business unit reporting process to assist strategic decision making	• improved financial data analysis and transparency
	• Enhance and improve underwriting oversight and discipline across the enterprise	• improved underwriting discipline and oversight
	• Continue to develop and improve leadership pipeline	• strengthened Commercial Lines, Personal Lines and field leadership through recruitment and internal development

NEO	2011 Individual Performance Goals	Measure of Achievement
David B. Greenfield	• Contribute to Company’s achievement of the financial goals as set forth, generally, in the Annual Bonus Plan	• $434.1 million ex-CAT P&C Segment Income; $17.5 million pre-tax segment income • 2.7% increase in book value per share • Commercial Lines expense ratio decreased 3 points
	• Improve management information systems to support the business	• conducted cost assessment and scoped requirements for improvements to management information systems
	• Improve financial reporting, planning and analysis to support the business	• improved financial data analysis and transparency through structured monthly business review
	• Improve efficiency of finance organization	• significant progress towards full integration of Chaucer financial reporting personnel and systems
• Support effective capital management activities to strengthen the Company’s financial position and increase flexibility

•     raised $300 million through offer and sale of senior unsecured debentures; retired over $80 million of higher cost debt

•     execution of $200 million committed syndicated credit agreement expiring in 2015

•     execution of $180 million Standby Letter of Credit Facility

	• Continue to focus on talent management	• strengthened leadership through recruitment and internal development

J. Kendall Huber

•     Support insurance operations to build more defensible partners and franchise agents, extend distribution and marketing reach, improve margins, increase retention, develop and introduce new products and increase profitable growth

• supported distribution and product development through compliance, state filing and legal activities
	• Improve Government Affairs function in support of business initiatives and priorities	• strengthened Government Affairs unit and supported state initiatives

NEO	2011 Individual Performance Goals	Measure of Achievement
Huber continued	• Support transactional and capital initiatives

•     acquisition of Chaucer

•     raised $300 million through offer and sale of senior unsecured debentures

•     execution of $200 million committed syndicated credit agreement expiring in 2015

•     execution of $180 million Standby Letter of Credit Facility

•     Improve overall compliance and filing functions to eliminate or reduce violations and attendant fines, expedite product pipeline, improve proactive partnerships with the business units and achieve high standard of corporate compliance

• strengthened compliance and legal support • initiated compliance and business unit self-audits

•     Operate department within budget, effectively manage contingent liabilities and recoveries and contribute to Company’s achievement of the financial goals as set forth, generally, in the Annual Bonus Plan

•     managed to headcount and overall department budget, including with respect to litigation recoveries and certain tax matters; effectively managed issues relating to discontinued operations

•     $17.5 million pre-tax segment income

•     total revenue increased nearly 25% to $3.9 billion

•     2.7% increase in book value per share

Andrew S. Robinson	• Grow AIX business and margins	• Net written premiums in AIX increased approximately 30% with improved segment results
• Enhance and improve capital structure to maximize flexibility and financial strength

•     raised $300 million through offer and sale of senior unsecured debentures; retired over $80 million of higher cost debt

•     execution of $200 million committed syndicated credit agreement expiring in 2015

•     execution of $180 million Standby Letter of Credit Facility

	• Improve enterprise risk function to improve financial strength and business performance	• conducted extensive review of enterprise risk strategy, including capital management and reinsurance strategies

NEO	2011 Individual Performance Goals	Measure of Achievement
Robinson continued		• strengthened operating model in support of enterprise risk management
	• Proactively pursue acquisition opportunities to accelerate growth of the organization and improve competitive position in the market	• acquisition of Chaucer • explored numerous acquisition opportunities
	• Contribute to Company’s achievement of the financial goals as set forth, generally, in the Annual Bonus Plan	• $17.5 million pre-tax segment income • total revenue increased nearly 25% to $3.9 billion • 2.7% increase in book value per share • assumed role as President of U.S. specialty business

In recognition of the above, the 2011 Executive IC Program awards were as follows:

NEO	Cash Award ($)	Restricted Stock Award (Shares)	Total Value of Award at Date of Grant ($)
Frederick H. Eppinger	200,000	13,750	706,138
Marita Zuraitis	100,000	5,750	311,658
David B. Greenfield	65,000	5,500	267,455
J. Kendall Huber	55,000	3,750	193,038
Andrew S. Robinson	50,000	3,250	169,633

While Executive IC Program Awards have historically been paid 100% in cash, the Committee recognized the need to balance the Company’s interests in rewarding and retaining the NEOs against the financial results for the year. Accordingly, in addition to reducing the amounts paid to the NEOs to approximately 60% of target, the Committee elected to allocate approximately two-thirds of the award in restricted shares in lieu of cash. By converting a large portion of the NEOs’ bonus into restricted shares, subject to two-year vesting restrictions, we intended to provide the NEO the opportunity to increase his or her payout under the program, but only if shareholder value increases as well. Conversely, if our stock value declines or the executive leaves the Company during the two-year period, the value of the award would be reduced or eliminated. In fact, if a NEO does not satisfy the vesting terms and forfeits the restricted shares, then he/she would receive on average only approximately 17% of their target award under the Executive IC Program instead of the 60% described above.

Long-Term Incentive Compensation

Long-term incentives are designed to:

•	encourage management to achieve short and long-term goals and avoid short-term excessive risk taking;
•	align management’s financial incentives with the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

Factors considered in determining NEOs’ awards under the long-term program include the:

•	importance of such NEO’s responsibilities within the organization;
•	contribution of each NEO to the long-term performance of THG;
•	expense of the award to the Company;
•	dilutive impact to shareholders;
•	recruitment and retention considerations;
•	relative awards made to other executive officers;
•	expectations based on historical compensation; and
•	projected value of prior grants and vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to certain non-solicitation and confidentiality provisions in favor of the Company.

2011 Long-Term Awards

For 2011, the Committee used a combination of PBRSUs, TBRSUs and stock options. For NEOs, other than Mr. Greenfield, the mix of awards in 2011 was approximately 50% options, 25% PBRSUs and 25% TBRSUs. For Mr. Greenfield, whose grants were determined in connection with his offer letter in order to encourage him to join the Company, his mix was weighted more evenly across all three awards.

Ultimately, the mix of awards for our NEOs is intended to provide a balanced portfolio of equity awards and was chosen to motivate the achievement of operating goals while encouraging retention. Long-term awards serve to align management’s financial incentives with growth in the Company’s stock price, and are subject to three- and four-year vesting periods to encourage both retention and a longer term stake in the Company’s well being and prosperity. The number of options, PBRSUs (at target) and TBRSUs granted to each of the NEOs in 2011 is set forth in the table below:

NEO	Number of PBRSUs	Number of TBRSUs		Number of Options
Frederick H. Eppinger	13,000	13,000		100,000
Marita Zuraitis	6,250	6,250		45,000
David B. Greenfield	6,750	6,750	*	22,500	*
J. Kendall Huber	2,500	2,500		20,000
Andrew S. Robinson	2,750	2,750		20,000

*	Granted in December 2010, pursuant to his offer letter in connection with his hiring.

Mr. Bensinger did not receive any 2011 long-term awards.

Description of Performance-Based Restricted Stock Units

The PBRSUs:

•	are not earned unless targeted levels of three-year average adjusted segment return on equity (“ROE”) and NWPGR are achieved for the years 2011-2013;

•	may be adjusted to zero or be as high as 133% of the targeted award, based on the average ROE and NWPGR actually achieved during the performance period; and

•

are subject to a four-year time-based vesting requirement (assuming achievement of performance goals, 50% vest on the third anniversary of the grant date and 50% vest on the fourth anniversary of the grant date).

The table below sets forth the ROE and NWPGR targets and how they impact the actual NEO award:

		Award as a Percentage of Target (2)
3 Year (2011-2013) Average Adjusted ROE (1)	≥15%	0.0%	106.5% - 133.0%	133.0%	133.0%
	14.5%	0.0%	100.0% - 125.0%	125.0%	125.0% - 133.0%
	14%	0.0%	96.0% - 120.0%	120.0%	120.0% - 132.0%
	13.5%	0.0%	92.0% - 115.0%	115.0%	115.0% - 126.5%
	13%	0.0%	88.0% - 110.0%	110.0%	110.0% - 121.0%
	12.5%	0.0%	84.0% - 105.0%	105.0%	105.0% - 115.5%
	10.0% - 12.0%	0.0%	80.0% - 100.0%	100.0%	100.0% - 110.0%
	9.5%	0.0%	76.0% - 95.0%	95.0%	95.0% - 104.5%
	9%	0.0%	64.0% - 80.0%	80.0%	80.0% - 88.0%
	8.5%	0.0%	52.0% - 65.0%	65.0%	65.0% - 71.5%
	8%	0.0%	40.0% - 50.0%	50.0%	50.0% - 55.0%
	< 8%	0.0%	0.0%	0.0%	0.0%
		< 2%	2% - < 4%	4% - < 8%	8% - ≥ 12%
		3 Year (2011-2013) Average Adjusted Net Written Premium Growth Rate (1)

(1)    Subject to the adjustments set forth below (a) ROE is a levered return on equity calculation based on after-tax segment income, with both equity and segment income adjusted to exclude the financial results of our holding company, and equity reduced by the debt of the holding company; and (b) NWPGR is the rate of year over year growth in total premiums written, adjusted by the effects of reinsurance assumed and ceded.

(2)    If average ROE falls between the points identified on the scale, funding will increase or decrease in a linear manner (measured from 10.0% if ROE is less than 10.0%, measured from 12.0% if ROE is greater than 12.0%). If Net Written Premium Growth Rate falls between 2-4%, or 8-12%, funding will increase or decrease in a linear manner.

In calculating adjusted ROE and NWPGR, the maximum payout is determined by excluding the impact of certain unusual and/or non-recurring events, such as unusually large catastrophe losses, adverse development on loss and loss adjustment expense reserves or other costs as a result of Hurricanes Katrina and Rita, adverse development on currently discontinued voluntary property and casualty insurance pools, expenses and liabilities associated with certain specified litigation matters, expenses related to restructuring charges and the cumulative effect of accounting changes and federal income tax rate changes, and the effect of acquisitions or divestitures or unplanned capital structure (i.e. debt or equity) actions (to the extent such events have a negative impact on ROE and/or NWPGR) (the “LTIP Excludable Items”). Notwithstanding the foregoing, the Committee expressly reserved the right to reduce funding under this award by excluding the impact of all (or any portion of) the LTIP Excludable Items.

The ROE and NWPGR targets for the 2011 PBRSUs were modified from prior year’s targets in light of historical financial performance and to reflect our expectation of (i) continued pricing pressures, (ii) reduced investment returns, (iii) expense from continued investments in new products, geographic markets and talent, during the performance period, and (iv) the challenge of increasing the Company’s ROE to such levels during the specified time period.

The Committee chose a combination of ROE and NWPGR metrics because it believes that the combination is a good measure for profitable growth and evaluating operating performance and is consistent with our strategic goals and philosophy. Accordingly, the Company believes that the achievement of these targets should increase stock value and shareholder returns. A three-year performance period was chosen in order to encourage a longer-term strategy, drive the achievement of profitable growth over a significant time period and encourage executive retention.

Description of Time-Based Restricted Stock Units

Provided the NEO remains employed by the Company through such dates, the TBRSUs will vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date and convert into an equivalent number of shares of Common Stock. Because these awards do not fully vest for four years, the principal purpose of the awards is to encourage executive retention.

With respect to the TBRSUs granted to Mr. Greenfield in 2010 when he was hired, such TBRSUs vest in three equal annual installments. This modified vesting period was provided to encourage Mr. Greenfield to join the Company.

Neither the PBRSUs nor the TBRSUs carry dividend or dividend equivalency rights unless and until vested and the shares of Common Stock are issued.

Description of Stock Options

Each NEO was granted options to purchase shares of Common Stock. Provided the NEO remains employed by the Company through such dates, the options vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. Options were chosen to directly align a portion of total compensation with Company stock performance since the options become valuable to the executive only if the share price increases over a longer period of time after the date of grant. Additionally, because options do not fully vest for four years, this award encourages executive retention.

With respect to the options granted to Mr. Greenfield in 2010 when he was hired, such options vest in three equal annual installments. This modified vesting period was provided to encourage Mr. Greenfield to join the Company.

Prior Plan Year Long-Term Award Pay-Outs

As previously reported in our 2011 Proxy Statement, during 2011, the PBRSUs granted in 2008 vested and were paid out at 54% of target, the TBRSUs granted in 2008 vested and were paid out, and the final 50% of the options granted in 2008 vested. For additional information regarding vesting of the 2008 awards, please see the Option Exercise and Stock Vested Table on page 58.

Although the terms of the 2009 PBRSUs permitted a payout at approximately 52% of target award level, the Committee determined that there should be no payments under the program and all 2009 PBRSUs were forfeited without consideration.

During the first quarter of 2012, the initial 50% of Options and TBRSUs granted in 2009 vested. For additional information on those awards, please see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 56.

Other Benefits

The NEOs are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance and our 401(k) Plan, in each case on the same basis as other employees. In addition, certain senior employees of the Company, including the NEOs, participate in the following programs:

Non-Qualified Retirement Savings Plan

Our Non-Qualified Retirement Savings Plan provides substantially the same benefits which are available to employees generally under our 401(k) Plan (see page 59 for additional information), but without regard to the maximum contribution limits under federal tax laws. For the 2011 plan year, the plan provided eligible employees, including each of the NEOs, a 6% employer contribution on total eligible compensation in excess of federal limits (contingent upon maximum employee contributions to the 401(k) Plan). Amounts deferred are credited with interest, compounded annually, based on the GATT rate. The amount of total compensation eligible for a Company contribution cannot, however, exceed $1 million minus the limit in effect for our 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($245,000 for 2011). In addition, the portion of eligible compensation attributable to annual short-term incentive compensation awards is capped at the participant’s target award level, regardless of the actual incentive compensation award earned.

We adopted this plan to ensure that all employees are entitled to Company contributions equal to the same percentage of total eligible compensation, without regard to the limits under federal tax laws. Subject to the limitations on the definition of eligible compensation described in the previous paragraph, this plan applies equally to all employees who have eligible compensation in excess of federal limits.

Though the annual Company contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2012, since such contributions were made with respect to compensation paid in 2011, the Summary Compensation Table (see page 51), and Non-Qualified Retirement Savings Plan Table (see page 60) reflect such 2012 payments. Such amounts are similarly included with respect to prior years.

Perquisites

The Committee reviews, at least annually, the various material corporate perquisites available to the NEOs. The Committee believes that the compensation package offered the NEOs (as discussed above) is appropriate to motivate and compensate each NEO. Therefore, the Committee believes corporate perquisites should represent a relatively small component of a NEO’s compensation package. In 2011, the only significant perquisites offered to the NEOs were (i) financial planning services, and (ii) matching contributions to eligible tax qualified charitable organizations. For the financial planning services, we pay an annual retainer to a third-party service provider of $25,000 for the program and an annual fee ranging from $10,000 to $13,900 for each participating executive. The annual fee is treated as taxable income to the participating executives. For more information regarding perquisites, please see the Summary Compensation Table on page 51.

We provide financial planning services to our NEOs as a convenience to enable each executive to devote additional time to his or her Company responsibilities. Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship.

Amended and Restated Employment Continuity Plan

The purpose of the CIC Plan is to:

•

keep key management employees focused on the interests of our shareholders and to secure their continued services in addition to their undivided attention, dedication and objectivity in the event of a possible change in control;

•	provide a level of protection comparable to what such employee may receive from a competing organization; and
•

ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

Additionally, the CIC Plan is designed to protect the Company and its shareholders, who might be adversely affected if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or proposed. Therefore, it is consistent with our compensation objective of retaining qualified, high-performing executives, especially those determined by the Committee to have a role critical to our business. We established the CIC Plan to provide certain benefits, including cash payments and continuation of health and other benefits, for certain executives in the event of a change in control. The CIC Plan provides these benefits to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances. Benefits may be paid in the event of a change in control of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the change in control.

The Committee determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the Committee considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations, including total target compensation and its component parts.

Separately, Mr. Eppinger is entitled to certain payments in the event he is terminated by the Company without cause and in circumstances unrelated to a change in control, provided he agrees to certain non-solicitation and non-competition provisions. This provision was included in Mr. Eppinger’s 2003 offer letter to encourage him to join the Company.

For a more in depth discussion of our CIC Plan and the various benefits available to our NEOs in the event of termination or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 62.

Risk Management and Compensation

One of the key elements to the Committee’s compensation philosophy is to ensure that our compensation policies and practices are designed to properly balance risk and reward, both on an individual and Company-wide basis. To that end, each year a committee comprised of a cross-section of officers of the Company conducts a review and risk assessment of the Company’s material incentive compensation plans. This assessment is reviewed by the Committee in conjunction with its review and approval of the compensation programs for the upcoming year. Based upon this analysis, a number of features were identified that mitigate the inherent risks associated with incentive programs. Factors mitigating risk include:

•	performance goals are believed to be reasonably challenging, but obtainable without sacrificing underwriting discipline;
•

premium growth goals (which could undermine underwriting discipline) have relatively modest impact on funding levels and longer term ROE requirements help keep the growth targets in check by penalizing irresponsible underwriting decisions;

•	investment income projections included in our segment income financial plans are based upon a prudent investment strategy;
•	a significant portion of each executive’s compensation is based on overlapping long-term incentive awards subject to extended vesting periods;
•

we have a disciplined process for establishing reserve levels and development from prior accident years, all of which is reviewed by outside actuaries, outside auditors (PricewaterhouseCoopers) and the Audit Committee;

•

we have a history of exercising reasonable judgment in establishing our reinsurance programs, which is transparent to investors through the Business section of our Form 10-K and to the Board of Directors through its regular review of reinsurance programs;

•	executives’ individual goals are reviewed by the Committee each year and are directed at longer-term priorities; and
•	our most senior executives, including our NEOs, are subject to our executive stock ownership guidelines.

In addition to the various factors mitigating risk discussed above, it is also important to emphasize that each of our compensation programs are developed in the context of our overall financial plan. The detailed financial plan, which includes our short and long-term financial goals and operating priorities, is reviewed and approved by the full Board of Directors. Accordingly, the independent Board is provided the opportunity to make its own independent assessment of the risks presented by the financial plan and to require that management implement appropriate changes to the plan to ensure that the Company is not taking imprudent risks that may have a material adverse impact on the Company.

Based on these factors and the analysis presented by the Company, the Committee determined that our compensation policies for our executive officers and all other employees do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

Equity Grant Procedures

Most of our equity awards are made annually during the first quarter at the time the Committee makes its annual executive compensation decisions. The date of this meeting usually is set well in advance and is not chosen to coincide with the release of material non-public information.

Equity awards made to executive officers, which includes each of our NEOs, must be specifically approved by the Committee, subject, with respect to the CEO, to ratification by the CID. For annual equity awards made to other employees, the Committee approves an aggregate number and type of award available for issuance. These awards are then distributed as determined by our CEO.

Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain an employee and must be approved by the Committee for any executive officer. No NEO received an off-cycle award during 2011.

The Committee does not have any programs, plans or practices of timing any awards in coordination with the release of material non-public information. The Committee reserves the right, however, to consider such information in determining the date of any award.

The exercise price of all options equals the closing price per share of our Common Stock as reported on the NYSE on the date of grant.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our NEOs as shown in the following table:

NEO	Value of Stock Ownership as Multiple of Base Salary	Timeframe to Meet Guidelines	Actual Ownership Level as a Multiple of Base Salary*
Frederick H. Eppinger	1 times	1 1/2 years	13.9
	4-6 times	3 years
Marita Zuraitis	1 times	1 1/2 years	8.8
	2-4 times	3 years
David B. Greenfield	1 times	1 1/2 years	3.1
	2-4 times	3 years
J. Kendall Huber	1 times	1 1/2 years	6.2
	2-4 times	3 years
Andrew S. Robinson	1 times	1 1/2 years	3.7
	2-4 times	3 years

*	As of March 9, 2012, based upon 2012 base salaries, equity ownership as determined below and a price per share of $40.30 (the closing price per share as reported by the NYSE on March 9, 2012).

The guidelines credit shares held outright, unvested restricted stock, restricted stock units, performance-based restricted stock units (at target) and any shares that have been earned but the payment of which has been deferred. Unexercised stock options, whether or not vested, are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then current market value, or if higher, the value on the date of acquisition.

We have adopted a policy that prohibits all directors and employees from entering into hedging transactions involving Company stock.

Tax Implications

Section 162(m) generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. The Committee structures its annual and certain of its long-term compensation arrangements to be eligible to be treated as performance-based compensation that is not subject to the deduction limit of §162(m). The Company takes §162(m) into account in making its executive compensation decisions, but believes that its primary responsibility is to provide a compensation program that achieves the various goals described in this CD&A section, and therefore has and in the future expects to pay amounts that are not deductible.

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2012 Proxy Statement

Based on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2012 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 8, 2012

Members of the Compensation Committee:

Robert J. Murray, Chair

P. Kevin Condron

David J. Gallitano

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the total compensation for our NEOs for 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)		All Other Compen- sation ($) (5)	Total ($)
Frederick H. Eppinger	2011	950,000	—		1,208,220	1,223,495	706,138	665		95,260	4,183,778
President and CEO	2010	940,385	—		1,180,200	1,129,396	877,800	1,431		88,076	4,217,288
	2009	934,615	—		1,553,556	714,443	540,000	1,567	(6)	81,630	3,825,811

Marita Zuraitis	2011	575,000	—		580,875	550,573	311,658	—		94,845	2,112,951
EVP and President, P&C Companies	2010	570,192	—		547,950	508,228	450,000	—		75,632	2,152,002
	2009	571,154	40,000	(7)	461,565	476,295	247,500	—		92,149	1,888,663

David B. Greenfield	2011	540,000	—		313,673	—	267,455	—		130,786	1,251,914
EVP and Chief Financial Officer	2010	37,385	—		320,018	263,491	—	—		—	620,894
	2009	—	—		—	—	—	—		—	—

J. Kendall Huber	2011	420,000	—		232,350	244,699	193,038	4,036		59,105	1,153,228
EVP and General Counsel	2010	420,000	—		221,288	225,879	252,000	7,306		53,375	1,179,848
	2009	430,385	20,000	(7)	205,140	190,518	157,500	11,391	(6)	59,798	1,074,732

Andrew S. Robinson	2011	415,000	—		255,585	244,699	169,633	—		47,513	1,132,430
EVP, Corporate Development; President, Specialty	2010	374,808	—		252,900	225,879	181,000	—		47,265	1,081,852
	2009	363,462	—		198,568	238,148	115,000	—		45,669	960,847

Former Officer
Steven J. Bensinger	2011	159,692	—		—	—	—	—		60,935	220,627
Former EVP and CFO*	2010	546,231	500,000	(8)	477,235	512,760	—	—		162,896	2,199,122
	2009	—	—		—	—	—	—		—	—

*	Mr. Bensinger relinquished the position of CFO on March 1, 2011 and resigned from the Company effective June 30, 2011. In connection with his separation, all of Mr. Bensinger’s equity awards were forfeited.
(1)	The salary figures in this column reflect the fact that during 2009 there were 27 rather than 26 separate pay periods. Accordingly, each employee of the Company employed for the full year received one additional pay check in 2009.
(2)	The amounts in this column reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718. Assumptions used in the calculation of these amounts are set forth in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of the Company’s Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.
(3)	Amounts in this column include, among other things, the grant date fair value of awards of PBRSUs granted during the applicable year. The amounts shown in the table above reflect the grant date fair value of the PBRSU awards assuming vesting and payment of the shares of Common Stock at target. Set forth in the table below is both the grant date fair value at target payout and maximum payout for each such officer for each such PBRSU award. No shares will be earned if the Company does not achieve specified levels of ROE and NWPGR. All of the PBRSUs granted in 2009, representing approximately one-half of the value shown in the Stock Awards column for that year, were forfeited.

Name	Year	Grant Date Fair Value of PBRSUs at Target Payout (as included in table above) ($)	Grant Date Fair Value of PBRSUs at Maximum Payout ($)
Frederick H. Eppinger	2011	604,110	803,466
	2010	590,100	784,833
	2009	769,275	1,153,913

Marita Zuraitis	2011	290,438	386,283
	2010	273,975	364,387
	2009	230,783	346,175

David B. Greenfield	2011	313,673	417,185

J. Kendall Huber	2011	116,175	154,513
	2010	110,644	147,157
	2009	102,570	153,855

Andrew S. Robinson	2011	127,793	169,965
	2010	126,450	168,179
	2009	94,023	141,034

Steven J. Bensinger	2010	231,825	308,327

(4)	Amounts in this column are traditionally cash awards. For 2011, however, for executive officers, including the NEOs listed above, the Compensation Committee decided to award approximately two-thirds of the total value in restricted shares in lieu of cash. The restricted shares vest on the second anniversary of the date of grant. Prior to vesting, such shares are subject to forfeiture and restrictions on sale. Participants must be employees of the Company on the vesting date for the restricted shares to vest, except as otherwise provided with regard to death, disability or change-in-control. Awards were paid to the NEOs in the following amounts: Mr. Eppinger, $200,000 cash and 13,750 restricted shares; Ms. Zuraitis, $100,000 cash and 5,750 restricted shares; Mr. Greenfield, $65,000 cash and 5,500 restricted shares; Mr. Huber, $55,000 cash and 3,750 restricted shares; and Mr. Robinson, $50,000 cash and 3,250 restricted shares. For more detailed information, please see the section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 34.
(5)	For 2011, the amounts shown in this column consist of the following:

Insurance Premiums and Company Contributions to 401(k) and Non-Qualified Retirement Savings Plan

	All Other Compensation (Excluding Perquisites)
Name	Company Contributions to 401(k) ($)	Company Contributions to Non-Qualified Retirement Savings Plan ($)	Imputed Income Associated with Term Life and LTD Insurance Premiums Paid by the Company ($)
Frederick H. Eppinger	14,700	45,300	2,800
Marita Zuraitis	14,700	45,300	1,765
David B. Greenfield	14,700	17,700	1,198
J. Kendall Huber	14,700	25,620	2,225
Andrew S. Robinson	14,700	21,060	973
Steven J. Bensinger	14,700	—	838

Perquisites

Name	Perquisites
	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*	Relocation Expenses ($) †	Tax Reimbursement ($)
Frederick H. Eppinger	13,900	10,000	4,986	—	3,574	*
Marita Zuraitis	13,900	3,925	8,886	—	6,369	*
David B. Greenfield	7,500	5,000	—	50,131	34,557	†
J. Kendall Huber	10,000	6,560	—	—	—
Andrew S. Robinson	10,000	—	454	—	326	*
Steven J. Bensinger	13,900	7,509	—	14,418	9,570	†

*	Spousal travel and associated tax reimbursements relate to certain agent conferences where spousal attendance was expected.
†	Temporary living expenses and associated tax reimbursement.

(6)	Includes amounts associated with Excess Benefit Plan distributions occurring in 2009.
(7)	Special bonus awarded in recognition of the efforts of certain NEOs in connection with the successful negotiation and execution of the OneBeacon Renewal Rights Agreement.
(8)	Represents a $200,000 sign-on bonus and a $300,000 bonus paid in connection with Mr. Bensinger’s separation agreement.

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2011. Non-equity awards were granted pursuant to the 2011 Executive IC Program and stock awards and options were granted pursuant to the 2006 Plan.

Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)
Frederick H. Eppinger	2/28/11	(3)	456,000	1,140,000	2,280,000
	2/28/11	(4)				5,200	13,000	17,290				604,110
	2/28/11	(5)							13,000			604,110
	2/28/11	(6)								100,000	46.47	1,223,495

Marita Zuraitis	2/28/11	(3)	207,000	517,500	1,035,000
	2/28/11	(4)				2,500	6,250	8,313				290,438
	2/28/11	(5)							6,250			290,438
	2/28/11	(6)								45,000	46.47	550,573

David B. Greenfield (7)	2/28/11	(3)	194,400	486,000	972,000
	2/28/11	(4)				2,700	6,750	8,978				313,673

J. Kendall Huber	2/28/11	(3)	126,000	315,000	630,000
	2/28/11	(4)				1,000	2,500	3,325				116,175
	2/28/11	(5)							2,500			116,175
	2/28/11	(6)								20,000	46.47	244,699

Andrew S. Robinson	2/28/11	(3)	107,900	269,750	539,500
	2/28/11	(4)				1,100	2,750	3,658				127,793
	2/28/11	(5)							2,750			127,793
	2/28/11	(6)								20,000	46.47	244,699

(1)	Threshold amounts indicate the amount of payout in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid to the NEO.
(2)	The amounts in this column reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the stock awards, whether the Company achieves certain performance goals and whether such awards actually vest.
(3)

Award under the 2011 Executive IC Program (see section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 34 for more information). These awards are historically paid in cash. For 2011, however, the Compensation Committee decided to allocate the actual award to executive officers in a combination of approximately one-third cash and two-thirds restricted shares. The restricted shares vest on the second anniversary of the date of grant. Prior to vesting, such shares are subject to forfeiture and restrictions on sale. The

NEO must be an employee of the Company as of the vesting date for the restricted shares to vest. Awards were paid to the NEOs in the following amounts: Mr. Eppinger, $706,138 ($200,000 cash, 13,750 restricted shares); Ms. Zuraitis, $311,658 ($100,000 cash, 5,750 restricted shares); Mr. Greenfield, $267,455 ($65,000 cash, 5,500 restricted shares); Mr. Huber, $193,038 ($55,000 cash, 3,750 restricted shares); and Mr. Robinson, $169,633 ($50,000 cash, 3,250 restricted shares).

(4)	Grant of PBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 41 for more information). The PBRSUs vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates) and if the Company achieves a specified three-year average ROE and NWPGR for the years 2011-2013.
(5)	Grant of TBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 41 for more information). The TBRSUs vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates).
(6)	The securities underlying the options granted are shares of Common Stock. The options granted vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates). The exercise price of such options equals the closing price per share of THG’s Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 41 for more information.
(7)	In connection with his offer letter, during December 2010, Mr. Greenfield was granted 6,750 TBRSUs and an option to purchase 22,500 shares of Common Stock at $47.41 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for the NEOs regarding outstanding equity awards held as of December 31, 2011. All awards granted prior to May 16, 2006 were issued pursuant to the Company’s Amended Long-Term Stock Incentive Plan and all awards granted after May 16, 2006 were issued pursuant to the 2006 Plan.

Except as otherwise indicated, with respect to options granted on or after February 23, 2009, provided the employee remains continuously employed by the Company through such dates, such options will vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. Options granted prior to that date vested on a schedule of 25%, 25% and 50%, on the first, second and third anniversaries of the grant date, respectively.

Except as otherwise indicated, provided the NEO remains continuously employed by the Company through such dates, TBRSUs and PBRSUs vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. In addition to such time-based vesting requirements, all PBRSUs vest based upon the Company achieving a specified average ROE and NWPGR during the three-year period beginning in the year of grant. The actual PBRSU award may be as low as 0%, and as high as 133% (150% with respect to 2009 PBRSUs), of the targeted award shown in the table below, based upon the level of ROE and NWPGR actually achieved. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 41 for more information regarding equity awards granted in 2011.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Frederick H. Eppinger	8/28/03	(2)	249,700		23.58	8/28/13		2/23/09		22,500	(3)	786,375	22,500	(4)	0	(4)
	2/27/04		150,000		36.88	2/27/14		3/6/09		3,771	(5)	131,796
	3/15/05		140,000		35.86	3/15/15		2/26/10		14,000	(6)	489,300	14,000	(7)	489,300
	2/14/06		100,000		46.28	2/14/16		2/28/11		13,000	(8)	454,350	13,000	(9)	454,350
	2/23/07		100,000		48.46	2/23/17
	2/25/08		50,000		45.21	2/25/18
	2/23/09			75,000	34.19	2/23/19
	2/26/10			100,000	42.15	2/26/20
	2/28/11			100,000	46.47	2/28/21

Marita Zuraitis	4/19/04	(2)	50,000		35.98	4/19/14		2/23/09		6,750	(3)	235,913	6,750	(4)	0	(4)
	2/7/05		49,000		36.50	2/7/15		2/26/10		6,500	(6)	227,175	6,500	(7)	227,175
	2/23/07		54,250		48.46	2/23/17		2/28/11		6,250	(8)	218,438	6,250	(9)	218,438
	2/23/09			50,000	34.19	2/23/19
	2/26/10			45,000	42.15	2/26/20
	2/28/11			45,000	46.47	2/28/21

David B. Greenfield	12/15/10	(2)	7,500	15,000	47.41	12/15/20	(10)	12/15/10	(2)	4,500	(11)	157,275
								2/28/11					6,750	(9)	235,913

See page 57 for footnotes.

Outstanding Equity Awards at Fiscal Year-End Table

(continued)

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
J. Kendall Huber	2/27/04		40,000		36.88	2/27/14	2/23/09	3,000	(3)	104,850	3,000	(4)	0	(4)
	2/7/05		21,000		36.50	2/7/15	2/26/10	2,625	(6)	91,744	2,625	(7)	91,744
	2/23/07		20,050		48.46	2/23/17	2/28/11	2,500	(8)	87,375	2,500	(9)	87,375
	2/23/09			20,000	34.19	2/23/19
	2/26/10			20,000	42.15	2/26/20
	2/28/11			20,000	46.47	2/28/21
Andrew S. Robinson	9/1/06	(2)	15,337		44.88	9/1/16	2/23/09	2,750	(3)	96,113	2,750	(4)	0	(4)
	2/23/07		21,675		48.46	2/23/17	3/6/09	2,641	(5)	92,303
	2/23/09			25,000	34.19	2/23/19	2/26/10	3,000	(6)	104,850	3,000	(7)	104,850
	2/26/10			20,000	42.15	2/26/20	2/28/11	2,750	(8)	96,113	2,750	(9)	96,113
	2/28/11			20,000	46.47	2/28/21

(1)	Based on a value of $34.95 per share, the closing price per share of THG’s Common Stock on December 30, 2011.
(2)	Represents off-cycle grant made upon the date of hire of the NEO.
(3)	TBRSUs granted in 2009. Fifty percent of such TBRSUs vested on February 23, 2012 and were converted into an equivalent number of shares of Common Stock. See section entitled “Prior Plan Year Long-Term Award Pay-Outs” in the CD&A beginning on page 45 for more information.
(4)	PBRSUs granted in 2009. Since the Company did not achieve the threshold performance levels associated with such awards during the 2009-2011 performance period, all of such PBRSUs were forfeited. See section entitled “Prior Plan Year Long-Term Award Pay-Outs” in the CD&A beginning on page 45 for more information.
(5)	Restricted stock units granted pursuant to the IC Deferral Program in lieu of portions of such NEO’s annual incentive compensation award (see section entitled “IC Deferral Program” beginning on page 60 for more information). Assuming the employee remains continuously employed by the Company through such date, such awards vest on the third anniversary of the grant date and automatically convert into an equal number of shares of THG Common Stock. Accordingly, such RSUs vested on March 6, 2012 and were converted into an equivalent number of shares of Common Stock.
(6)	TBRSUs granted in 2010.
(7)	PBRSUs granted in 2010.
(8)	TBRSUs granted in 2011.
(9)	PBRSUs granted in 2011.
(10)	Such options vest over three years, one-third annually.
(11)	On December 15, 2010, in connection with his hiring, Mr. Greenfield was granted 6,750 TBRSUs. Such TBRSUs vest over three years, one-third annually.

Option Exercise and Stock Vested Table

The following table sets forth information for the NEOs regarding the value realized during 2011 by such executives pursuant to (i) option exercises, and /or (ii) shares acquired upon vesting of stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
Frederick H. Eppinger	50,000	1,221,000	35,339	(2)	1,640,193	(2)
Marita Zuraitis	25,000	300,500	17,295	(2)	802,239	(2)
David B. Greenfield	—	—	2,250		76,725
J. Kendall Huber	16,500	65,175	6,561		304,336
Andrew S. Robinson	—	—	6,653		308,603

(1)	Number of shares acquired upon vesting multiplied by the fair market value of THG’s Common Stock on the vesting date.
(2)	All or a portion of the shares received upon vesting were required by the Company to be deferred in order to allow the Company to deduct the value of such awards under §162(m). See section entitled “Company Mandated IRC §162(m) Deferrals” beginning on page 61 for more detailed information.

Pension and Retirement Benefits

Cash Balance Plan

Effective December 31, 2004, benefits under the Company’s funded, tax-qualified, noncontributory defined benefit pension plan (the “Cash Balance Plan”) and associated non-qualified excess benefit plan (the “Excess Benefit Plan”) were frozen and annual allocations to participant memorandum accounts were discontinued. Although future annual allocations were discontinued, interest based on the GATT rate will continue to be credited to participant memorandum accounts.

Each year while the Cash Balance Plan was in effect, the Company allocated an amount equal to a percentage of each participant’s eligible compensation (generally, salary and short-term incentive compensation, up to the federal limits) to a separate memorandum account established for each participant. Similarly, each year the Excess Benefit Plan was in effect, the Company provided eligible individuals with the difference between the benefits calculated under the Cash Balance Plan, without regard to federal limitations, and the maximum amount that may be allocated to the participant’s Cash Balance Plan’ memorandum account under federal tax laws.

Messrs. Eppinger and Huber are fully vested in the Cash Balance Plan and Excess Benefit Plan and may elect to receive benefits under the plans at any time following termination of employment as either a one-time lump sum or as an annuity. Various annuity forms of payment are available and are calculated using a reasonable actuarial basis. Because they joined the Company after the plans were frozen, Ms. Zuraitis, Mr. Greenfield, Mr. Robinson and Mr. Bensinger will receive no benefits under the Cash Balance Plan or Excess Benefit Plan.

Pension Benefits Table

Name	Plan Name	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Frederick H. Eppinger	Cash Balance Plan	13,336	—

J. Kendall Huber	Cash Balance Plan	48,867	—
	Excess Benefit Plan	32,463	—

(1)	The “Present Value of Accumulated Benefit” included in the Pension Benefits Table above is based upon a measurement date of December 31, 2011. Accordingly, all calculations utilize memorandum accounts as of the same date. The results shown are estimates only and actual benefits will be based upon data, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on US GAAP assumptions as of the measurement date. Specifically, the Present Value of Accumulated Benefit calculations utilize an interest crediting rate of 4.0% to project the memorandum accounts from the measurement date to the payment date, a rate of 5.13% to discount expected future qualified plan benefit payments from the payment date to the measurement date, a rate of 5.0% to discount expected future non-qualified plan benefit payments from the payment date to the measurement date, and a post-commencement life expectancy assumption based upon the RP-2000 Combined Healthy Participant Mortality Table projected 12 years with Scale AA. Other assumptions used in the calculations are based on our understanding of the disclosure regulations. In particular, participants are assumed to commence benefits at age 65, which is the normal retirement age defined in all plans. Also, no turnover (e.g. death, disability, termination, retirement) is assumed prior to age 65. Further, all participants are assumed to elect lump sum at commencement.

401(k) Plan

The Company maintains The Hanover Insurance Group Retirement Savings Plan, which is a 401(k) retirement savings plan (the “401(k) Plan”). For 2011, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred to the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the federal limits for qualified 401(k) plans, which was $245,000 for 2011.

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. For 2011, this plan provided eligible employees of the Company, including each of the NEOs, a 6% employer contribution on total eligible compensation in excess of federal limits (contingent upon satisfaction of maximum employee contributions to the 401(k) Plan). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are payable upon the earlier to occur of death or six months following termination from the Company. The table below sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan during 2011:

Name	Executive Contributions in 2011 ($) (1)	Registrant Contributions in 2011 (2) ($)	Aggregate Earnings in 2011 ($) (3)	Aggregate Withdrawals/ Distributions in 2011 ($)	Aggregate Balance at December 31, 2011 (4) ($)
Frederick H. Eppinger	—	45,300	28,727	—	754,209
Marita Zuraitis	—	45,300	17,473	—	477,621
David B. Greenfield	—	17,700	—	—	17,700
J. Kendall Huber	—	25,620	15,709	—	412,461
Andrew S. Robinson	—	21,060	4,684	—	137,870
Steven J. Bensinger	—	—	643	—	18,717

(1)	The plan does not currently allow for executive contributions.
(2)	Represents contributions made by the Company in 2012 with respect to eligible 2011 compensation. Such amounts are included in the All Other Compensation Column of the Summary Compensation Table. As previously reported in our 2011 Proxy Statement, in March 2011, contributions with respect to eligible 2010 compensation were made to the NEOs in the following amounts: $45,300 for Mr. Eppinger; $34,362 for Ms. Zuraitis; $19,950 for Mr. Huber; $14,688 for Mr. Robinson; and $18,074 for Mr. Bensinger.
(3)	Represents interest accrued on the aggregate amount in the Non-Qualified Retirement Savings Plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table.
(4)	Includes Company contributions made in 2012 as if such contributions were made on December 31, 2011. Balances attributable to Registrant contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

IC Deferral Program

Prior to 2010, the Company maintained the Short-Term Incentive Compensation Deferral and Conversion Program (the “IC Deferral Program”) that permitted certain officers of the Company to defer and convert a portion of their short-term incentive compensation award (not to exceed the greater of $50,000 or 20% of base salary) into a number of restricted stock units determined based on the fair market value of the underlying shares at the time such compensation would otherwise have been paid. An additional grant of restricted stock units was made on the conversion date having a fair market value equal to 15% of the deferred and converted incentive compensation award amount (the “Additional Shares”). Such restricted stock units convert into shares of Common Stock upon vesting, which is three years after the date of grant. In the event the officer is not continuously employed by the Company through the vesting date, then all such restricted stock units are forfeited, although the Company will pay the officer for the amount of incentive compensation initially deferred and converted, plus interest, compounded annually, at the GATT rate. These restricted stock units do not have voting rights, but do carry deferred dividend equivalency rights to the extent dividends are declared on the underlying shares of Common Stock. The table below sets forth certain information regarding NEO participation in the IC Deferral Program during 2011:

Name	Executive Contributions in 2011 ($) (1)	Registrant Contributions in 2011 ($) (2)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions in 2011 ($) (4)	Aggregate Balance at December 31, 2011 ($) (5)
Frederick H. Eppinger	—	4,695	(3)	222,015	143,191
Andrew S. Robinson	—	3,221	(3)	—	100,283

(1)	Executive contributions or additional deferrals have not been permitted since 2009.
(2)	Represents deferred dividend equivalents and interest thereon. Such deferred dividend equivalents accrue interest at the GATT rate. Such amounts are not reported in the Summary Compensation Table.
(3)	The value of award fluctuates with the market value of THG Common Stock. Aggregate earnings (loss) based upon stock price fluctuation are not reported in the Summary Compensation Table.
(4)	On March 7, 2011, the restricted stock units issued pursuant to this program in 2008 vested and converted into THG Common Stock. The value in the table reflects the number of shares issued times the closing price per share ($46.60) on the vesting date, plus the amount of accrued dividend equivalents (plus accrued interest). The portion of this distribution representing the Additional Shares (and accrued dividend equivalents and interest thereon) was required to be deferred to preserve the Company’s ability to deduct the payments under §162(m) and is included in the following table.
(5)	Equals the number of outstanding restricted stock units issued to the NEO pursuant to the IC Deferral Program times $34.95, the closing price per share of THG’s Common stock on December 30, 2011, plus the amount of accrued deferred dividend equivalents (plus accrued interest) as of December 31, 2011. For information regarding the individual grants of restricted stock units which are included in the calculation of the amounts set forth in this column, see the Outstanding Equity Awards at Fiscal Year-End Table beginning on page 56. Balances attributable to Executive Contributions have been reported as compensation for the NEO in the Non-Equity Incentive Plan Column of the Summary Compensation Table for the applicable years. Balances attributable to Additional Shares have been reported as compensation for the NEO in the Stock Awards Column of the Summary Compensation Table for the applicable years.

Company Mandated IRC §162(m) Deferrals

IRC §162(m) generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. The Compensation Committee generally has structured the Company’s annual and certain of its long-term compensation arrangements in a manner so as to qualify awards under such arrangements as performance-based compensation that is not subject to the deduction limitation of §162(m). Certain types of awards, however, such as TBRSUs, do not qualify under the performance-based exception. Historically, the Company required that compensation earned by our NEOs that was not deductible pursuant to §162(m) be deferred until such time as the payment to the NEO could be made without limits on deductibility under §162(m). The Company takes §162(m) into account in making its executive compensation decisions, but believes that its primary responsibility is to provide a compensation program that achieves the various goals described in the CD&A, and therefore has and in the future expects to pay amounts that are not deductible. The table below sets forth certain information regarding earned and vested stock-based compensation (amounts otherwise payable in connection with earned and vested equity based-awards granted from 2004 to 2009) that the

Company required Mr. Eppinger and Ms. Zuraitis to defer in order to preserve its ability to deduct the payments under §162(m). Executive contributions for 2011 consist solely of shares otherwise payable to the NEO pursuant to outstanding stock awards that vested in 2011 (see “Option Exercise and Stock Vested Table” on page 58), plus dividends earned on all shares that the NEO was required to defer.

Name	Executive Contributions in 2011 ($) (1)	Registrant Contributions in 2011 ($) (2)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions in 2011 ($) (4)	Aggregate Balance at December 31, 2011 ($) (5)
Frederick H. Eppinger	1,636,934	16,980	(3)	27,153	6,074,945
Marita Zuraitis	449,952	3,641	(3)	1,135	1,363,975

(1)	For Mr. Eppinger, amounts include 30,800 shares he was required to defer in connection with the vesting of his 2008 PBRSUs and TBRSUs, and 592 shares he was required to defer in connection with the vesting of RSUs issued in 2008 pursuant to the IC Deferral Program. Additionally, amounts include an aggregate of $180,671 in dividends earned in 2011 on his deferred shares, which were also required to be deferred. For Ms. Zuraitis, amount includes 8,835 shares she was required to defer in connection with the vesting of her 2008 PBRSUs and TBRSUs. Additionally, amounts include an aggregate of $40,300 in dividends earned in 2011 on her deferred shares, which were also required to be deferred. The stock awards underlying the deferred shares were reported in the Summary Compensation Table during the year granted. Dividends on such shares are not reported in the Summary Compensation Table.
(2)	Represents interest on deferred dividends. Such deferred dividends accrue interest at the GATT rate. Such interest is not reported in the Summary Compensation Table.
(3)	The value of deferred shares fluctuates with the market value of THG Common Stock. Aggregate earnings (loss) based upon stock price fluctuation are not reported in the Summary Compensation Table.
(4)	Represents the aggregate fair market value of shares (with accrued interest and dividends) that the Company determined could be paid to the NEO in 2011 without limitation on deductibility under §162(m).
(5)	Represents the fair market value of the aggregate number shares previously earned and reported but required to be deferred as of December 31, 2011 ($5,587,457 for Mr. Eppinger; $1,250,930 for Ms. Zuraitis), plus all accrued but unpaid dividends ($458,665 for Mr. Eppinger; $105,503 for Ms. Zuraitis) and interest thereon ($28,823 for Mr. Eppinger; $7,542 for Ms. Zuraitis), which are also required to be deferred. The stock awards underlying the deferred shares were reported in the Summary Compensation Table during the applicable grant year. Accrued but unpaid dividends and interest were not reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the following tables reflects the amount of incremental compensation required to be paid to each NEO in the event of a change in control of THG, or a termination of the NEO’s employment. For purposes of the quantitative disclosure, we have assumed that all triggering event(s) took place on December 31, 2011, and that the price per share of our Common Stock on such date was $34.95 (the closing price per share of our Common Stock on the NYSE on December 30, 2011). Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	the timing during the year of such event;
•	the number of outstanding but unvested stock awards then held by the NEO;

•	the Company’s performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards;
•	awards granted after December 31, 2011;
•	the amount of prior years’ compensation the NEO was required or elected to defer; and
•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are (i) payments for any amounts already earned by the NEO which are not contingent upon the occurrence of the triggering event(s) (i.e., vested stock awards (see Outstanding Equity Awards at Fiscal Year-End beginning on page 55 for more information), vested balances in the Company’s 401(k) Plan, Non-Qualified Retirement Savings Plan, and Pension Plans (for more information see section entitled Pension and Retirement Benefits beginning on page 58), prior contributions to, and interest accrued on account balances in, deferred compensation plans, accrued but unused vacation, salary earned through the date of termination, etc.), and (ii) payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance).

As discussed in further detail below, benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and the subsequent occurrence of a termination or constructive termination. The tables below assume both a Change in Control and the occurrence of a termination event effective as of December 31, 2011.

Termination Other Than as a Result of a Change in Control

Except as otherwise described below, the Company has no obligations to provide severance benefits (except as may otherwise be required by law) to any NEO in the event such NEO is terminated other than in connection with a change in control.

Eppinger Offer Letter

Pursuant to Mr. Eppinger’s offer letter, dated August 14, 2003, as amended, in the event he is involuntarily terminated (other than for cause or in the event of a change in control), Mr. Eppinger will receive a lump sum payment equal to his base salary and target short-term incentive compensation award. As a condition to Mr. Eppinger’s employment and eligibility to receive the severance payments under his offer letter, Mr. Eppinger agreed to certain (i) non-disclosure obligations which survive his employment with THG indefinitely, (ii) non-hire/non-solicitation obligations that remain in effect for a period of two years following his termination, and (iii) non-competition provisions that remain in effect for a period of up to one year following his termination. In addition, to receive the severance benefits, Mr. Eppinger must execute a general release in favor of THG. In the event of a termination without cause (as defined in the offer letter), Mr. Eppinger can elect not to receive his severance payments, in which case he would not be subject to the non-competition provisions described in clause (iii) above.

2006 Plan

Pursuant to the 2006 Plan and certain stock award agreements issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated vesting of their awards in the event the holder dies or is disabled prior to the vesting date. Disability, for these purposes, is as defined in the Company’s long-term disability plan. The value of such pro-rated vesting as it applies to the NEOs is set forth in detail in the following tables.

Bensinger Separation

In connection with Mr. Bensinger’s resignation, and as consideration for him agreeing to remain with the Company for a transitional period, on December 29, 2010, the Company and Mr. Bensinger entered into a separation agreement, the material terms of which were as follows:

•	Mr. Bensinger continued to receive his current rate of compensation payable in biweekly installments of approximately $20,769 until March 12, 2011;
•	From and after March 12, 2011 through June 30, 2011, Mr. Bensinger received a base salary payable in biweekly installments of approximately $6,923;
•	Mr. Bensinger received a $300,000 bonus in lieu of his 2010 Executive IC Program award;
•	Mr. Bensinger was relieved of his obligation to return his 2010 sign-on bonus ($200,000) or return any portion of the benefits received under The Hanover Insurance Group Relocation program;
•	Effective March 12, 2011, Mr. Bensinger forfeited all rights to any payment under prior equity awards granted to him by the Company;
•	Effective December 29, 2010, Mr. Bensinger ceased to be a participant in the CIC Plan; and
•

Mr. Bensinger provided a general release from all claims against the Company, and agreed to certain cooperation, non-solicitation, confidentiality, and non-disparagement provisions in favor of the Company.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives could receive upon a Change in Control of the Company. In the event of a Change in Control (defined below) of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (defined below) times the sum of a participant’s applicable base salary and target short-term incentive compensation award. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target short-term incentive compensation award pro-rated for service performed in the year of termination, and outplacement services. Certain participants may also be entitled to a gross-up payment (“280G Gross-Up”) if their change in control payments/benefits become subject to the excise tax imposed by section 4999 of the Internal Revenue Code, subject to a 110% corridor. Notwithstanding the foregoing, it is the Company’s policy that no new participant to the CIC Plan be entitled to a 280G Gross-Up benefit. See footnote 9 on page 69 for additional information. Accordingly, since Mr. Greenfield was added to the Plan after the adoption of this policy, he is not entitled to 280G Gross-Up benefits.

The following chart provides participation Tiers and Multipliers for all eligible NEOs.

Participant	Tier	Multiplier
Frederick H. Eppinger	Executive	3X
Marita Zuraitis	Executive	3X
David B. Greenfield	Executive	3X
J. Kendall Huber	Executive	3X
Andrew S. Robinson	Executive	1X

A participant’s “Tier” designation sets forth the circumstances pursuant to which such participant may be deemed to have been constructively terminated pursuant to the CIC Plan.

For purposes of the CIC Plan, a Change in Control is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board of Directors such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company. The definition of “change in control” in the 2006 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2006 Plan, a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation agreement, regardless of whether or not they ever receive benefits thereunder. The non-solicitation agreements provide that, during employment and for a period of two years after termination (one year for participants having a Multiplier less than 2X), the executive officer will not (i) hire, recruit, solicit or induce, attempt to induce, or assist or encourage a third party to hire, recruit, solicit or induce or attempt to induce any employee(s), agent(s) or broker(s) of the Company to terminate their employment with, or otherwise cease their relationship with the Company, or (ii) divert or take away, attempt to divert or to take away, or assist or encourage a third party to divert or take away, the business or patronage of any of the policyholders, agents, clients, customers or accounts of the Company which were contacted, solicited or served while the participant was employed by the Company. Finally, this agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Pursuant to the 2006 Plan and various agreements issued thereunder, in the event of a change in control, the participant may be entitled to certain accelerated vesting of awards if such awards are not assumed by the successor company, or if such participant is involuntarily terminated (or constructively terminated) within two years after the change in control. Please see footnotes 3, 4 and 5 on page 68 for more information.

Potential Payments Upon Termination or Change in Control Tables

	Frederick H. Eppinger
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$2,090,000	$6,270,000
Cash Incentives (2)	—	—	—	—	—	1,140,000
Equity
Unvested Restricted Stock Units (3)	1,203,329	1,873,110	—	—	—	2,673,675
Unvested Restricted Stock Units Issued Pursuant to the IC Deferral Program (4)	—	—	—	—	—	30,937
Unexercisable Stock Options (5)	—	28,500	—	—	—	57,000
Other Benefits
Health & Welfare (6)	—	—	—	—	—	12,200
Outplacement (7)	—	—	—	—	—	75,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
Excise Tax Gross-Ups (9)	—	—	—	—	—	3,196,302

TOTAL	$1,203,329	$1,901,610	$—	$—	$2,090,000	$13,515,114

	Marita Zuraitis
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$3,277,500
Cash Incentives (2)	—	—	—	—	—	517,500
Equity
Unvested Restricted Stock Units (3)	469,763	752,124	—	—	—	1,127,138
Unexercisable Stock Options (5)	—	19,000	—	—	—	38,000
Other Benefits
Health & Welfare (6)	—	—	—	—	—	12,200
Outplacement (7)	—	—	—	—	—	75,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000

TOTAL	$469,763	$771,124	$—	$—	$—	$5,107,338

	David B. Greenfield
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$3,078,000
Cash Incentives (2)	—	—	—	—	—	486,000
Equity
Unvested Restricted Stock Units (3)	53,194	191,072	—	—	—	393,188
Other Benefits
Health & Welfare (6)	—	—	—	—	—	12,200
Outplacement (7)	—	—	—	—	—	75,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	32,400

TOTAL	$53,194	$191,072	$—	$—	$—	$4,076,788

See page 67 for footnotes.

	J. Kendall Huber
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$2,205,000
Cash Incentives (2)	—	—	—	—	—	315,000
Equity
Unvested Restricted Stock Units (3)	196,209	312,243	—	—	—	463,088
Unexercisable Stock Options (5)	—	7,600	—	—	—	15,200
Other Benefits
Health & Welfare (6)	—	—	—	—	—	12,200
Outplacement (7)	—	—	—	—	—	75,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	40,320

TOTAL	$196,209	$319,843	$—	$—	$—	$3,125,808

	Andrew S. Robinson
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$684,750
Cash Incentives (2)	—	—	—	—	—	269,750
Equity
Unvested Restricted Stock Units (3)	205,716	330,522	—	—	—	498,038
Unvested Restricted Stock Units Issued Pursuant to the IC Deferral Program (4)	—	—	—	—	—	21,705
Unexercisable Stock Options (5)	—	9,500	—	—	—	19,000
Other Benefits
Health & Welfare (6)	—	—	—	—	—	11,652
Outplacement (7)	—	—	—	—	—	75,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	35,760

TOTAL	$205,716	$340,022	$—	$—	$—	$1,615,655

(1)	Pursuant to the CIC Plan, in the event of both a Change in Control and a subsequent termination event, as described above, each NEO is entitled to a lump sum severance payment equal to their Multiplier times the sum of their applicable annual base salary plus target short-term incentive compensation award. Pursuant to Mr. Eppinger’s offer letter, in the event he is terminated (other than for cause or as a result of a change in control), he is entitled to a lump sum severance payment equal to one times his current annual base salary plus his target short-term incentive compensation award, provided he agrees to a one-year non-compete agreement and other restrictions.
(2)	Payment of target Executive IC Program award earned in 2011, pro-rated for the period prior to the Change in Control (the amount included above assumes full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination (other than for cause), occurring prior to the payment date, each NEO remains eligible for an award under the 2011 Executive IC Program, but payment is at the discretion of the Compensation Committee. Each NEOs’ actual 2011 Executive IC Program award was earned and paid during the first quarter of 2011. See the Summary Compensation Table on page 51 for more information.

(3)	PBRSUs

Value of unvested PBRSUs granted in 2009, 2010 and 2011 (see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 56 for more information). These values are based upon the closing price per share of THG’s Common Stock on December 30, 2011 as reported on the NYSE ($34.95). Values for 2010 and 2011 PBRSUs assume payment at target; values of 2009 PBRSUs are based on actual payout of 0% of target amount.

Death and Disability. In the event of a NEO’s death, a pro-rated portion of the PBRSUs vest, but only if the performance goals are achieved. In the event an NEO is terminated due to disability, a pro-rated portion of the PBRSUs vest, but only if the performance goals are achieved, with one year additional vesting credit given to the participant.

Change in Control. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the PBRSUs vest based upon deemed level of achievement. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily terminated (or constructively terminated) within the two year period following the change in control.

TBRSUs

Value of unvested TBRSUs granted in 2009, 2010 and 2011 (see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 56 for more information). These values are determined by applying the closing price per share of THG’s Common Stock on December 30, 2011 as reported on the NYSE ($34.95) to the total number of unvested shares.

Death and Disability. In the event of a NEO’s death, a pro-rated portion of the TBRSUs vest. In the event an NEO is terminated due to disability, a pro-rated portion of the TBRSUs vest with one year additional vesting credit given to the participant.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the TBRSUs vest. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily terminated (or constructively terminated) within the two year period following the change in control.

(4)	Restricted stock units (“RSUs”) issued pursuant to the Company’s IC Deferral Program (see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 56 and section entitled IC Deferral Program beginning on page 60 for more information). In the event the NEO is terminated for any reason, other than as a result of a change in control, the RSUs are forfeited (and a cash payment equal to the initial amount deferred, plus interest, is paid in lieu of the forfeited RSUs). In the event of a change in control, such RSUs fully vest. Amount shown in the table above reflects the positive difference, if any, between the value of fully vested RSUs (value of underlying shares as of December 31, 2011 plus deferred dividend equivalents and accrued interest) and the amount of cash originally deferred by the NEO (plus accrued interest).
(5)	Value of all unvested stock options (see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 56 for more information). Represents intrinsic value (difference between fair market value of THG Common Stock and the exercise price of the options multiplied by the number of unvested options). Unless such award is assumed by the successor entity, upon a change in control such unvested options immediately vest and become exercisable in full. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily terminated (or constructively terminated) within the two year period following the change in control. In the event an NEO is terminated due to disability, one year additional vesting credit is given to the participant.

(6)	Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.
(7)	Represents the estimated cost of one year of outplacement services.
(8)	Represents a lump sum payment equal to the amount which would be credited for 2011 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2010 or annualized 2011 eligible compensation.
(9)	Federal tax rules at Sections 280G and 4999 of the Internal Revenue Code impose adverse tax consequences on certain payments and benefits related to a corporate change in control. Where applicable, the rules impose a 20% excise tax (in addition to normal federal income taxes also imposed upon the individual) on, and deny a corporate deduction for, the excess of an individual’s change in control-related payments over the individual’s “base amount”—that is, his or her average annual taxable compensation determined, in general, using a five-year look back for averaging. However, the rules contain a “safe harbor” that permits an individual to receive just under three times the “base amount” without an excise tax or loss of deduction. Pursuant to the CIC Plan, certain participants are entitled to a “gross-up” payment when payments made to the participant in connection with a Change in Control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (a “280G Gross-Up Payment”); provided, however, such participants are entitled to a 280G Gross-Up Payment only to the extent such participant’s total change in control-related payment/benefit is 110% or more of the safe harbor amount. If the change in control related payment is less than 110% of the safe harbor amount, no 280G Gross-Up Payment shall be made and the payment/benefits for the individual will be reduced to maximize the after-tax payment to the individual without triggering the 280G Gross-Up Payment. Notwithstanding the foregoing, it is the Company’s policy that no new participants in the CIC Plan be entitled to a 280G Gross-Up Payment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership, and reports of changes in ownership, of our Common Stock with the SEC and the NYSE. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2011, THG’s executive officers and directors fully complied with all Section 16(a) filing requirements.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and notices of internet availability of proxy materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-800-407-5222 or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, or our Investor Relations department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company employs a brother of Ms. Zuraitis, who received compensation (salary, bonus and target long-term award) of approximately $230,000 in 2011. Ms. Zuraitis was not involved in the recruiting or hiring of this family member, or in any decisions affecting his individual compensation. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2011, by calling 1-800-407-5222 or by writing to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s web site at www.hanover.com, under “About Us-Investors-SEC Filings.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653 on or before December 4, 2012, to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2013 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2013 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by February 17, 2013, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 17, 2013, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 3rd day of April 2012.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

ANNEX I

THE HANOVER INSURANCE GROUP

2006 LONG-TERM INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock (the “Share Limit”) that may be delivered in satisfaction of Awards under the Plan is 3,000,000 plus the number of shares of Stock that (A) are subject to awards granted and outstanding under the Prior Plan as of the Adoption Date, to the extent such awards are forfeited or are canceled, or expire or terminate, after the Adoption Date without the issuance of Stock or are satisfied after the Adoption Date without the issuance of Stock, or (B) are outstanding as of the Adoption Date in the form of restricted stock awards under the Prior Plan and that are thereafter reacquired or repurchased by the Company prior to vesting. The number of shares of Stock delivered in satisfaction of Full Value Awards shall not exceed 50% of the Share Limit, and the number of shares of Stock delivered in satisfaction of ISOs shall not exceed 3,000,000. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding two sentences, be determined net of shares of Stock withheld by the Company in satisfaction of tax withholding requirements with respect to the Award and net of forfeited shares of Restricted Stock. For the avoidance of doubt, a share of Stock made subject to an Award that is exercised or satisfied, or that terminates or expires, without the delivery of such share shall not be treated as having been delivered under the Plan. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. Subject to the Share Limit, the maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 500,000. The maximum number of shares of Stock subject to other Awards granted to any person in any calendar year will be 150,000 shares of Stock. The foregoing provisions will be construed in a manner consistent with Section 162(m) and will be subject to adjustment as provided in Section 7(b).

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, consultants and advisors to, and other persons providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a contribution to the success of the Company and its Affiliates; provided, that eligibility shall be further limited to those persons as to whom the use of a Form S-8 Registration Statement is permissible. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan (ISOs). No ISOs may be granted under the Plan more than ten years after the earlier of the date the Plan was adopted by the Company or the date the Plan was approved by the stockholders of the Company, but previously granted ISOs may continue beyond that ten-year term.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other non-transferable Awards requiring exercise) may be exercised only by the Participant. To the extent provided in the immediately preceding sentence, the Administrator may permit Awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted from a termination of the Participant’s Employment for Cause.

(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary or appropriate. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to shares of Stock (not exceeding 250,000 shares in the aggregate) subject to Full Value Awards or by reference to which Full Value Awards are denominated. Any such payment provisions shall comply with the requirements of Section 409A. For the avoidance of doubt, dividends or other distributions with respect to outstanding shares of Restricted Stock shall not be treated as in-lieu amounts described in the first sentence of this Section 6(a)(6).

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(8) Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the stockholders of the Company held in 2011 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m), unless such grant is made contingent upon such approval.

(9) Section 409A. Awards under the Plan are intended either to be exempt from the rules of Section 409A or to satisfy those rules, and shall be construed accordingly.

(10) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the delivery of such Stock shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. No such Award, once granted, may be repriced other than in accordance with the applicable stockholder approval requirements of the New York Stock Exchange.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price,

(ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (a)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant.

(c) Awards Not Requiring Exercise

Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction (or, to the extent provided in Section 7(a)(6) below, in the event of a Change in Control whether or not it is a Covered Transaction):

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards, equal in the case of each affected Award to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion consistent with Section 409A) times the number of shares of Stock subject to the Award, over (B) the aggregate exercise or purchase price, if any, under the Award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.

(3) Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable and the delivery of shares of Stock deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award (unless assumed pursuant to Section 7(a)(1) above), other than outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below), will terminate upon consummation of the Covered Transaction.

(5) Additional Limitations. Any share of Stock or cash-out payment delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (or were not satisfied) in connection with the Covered Transaction. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. The provisions of this Section 7(a)(5) shall be applied after taking into account any accelerated vesting under Section 7(a)(6), where Section 7(a)(6) is applicable.

(6) Change in Control. In the event of a Change in Control, each outstanding Award shall vest (and, if relevant, become exercisable), in each case regardless of whether (if the transaction is a Covered Transaction) there is an assumption or substitution of the Award under Section 7(a)(1) above. The provisions of this Section 7(a)(6) shall be applied before the application of the foregoing provisions of this Section 7(a).

(7) Section 409A. Notwithstanding the foregoing provisions of this Section 7(a), Awards subject to and intended to satisfy the requirements of Section 409A shall be construed and administered consistent with such intent.

(b) Change in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 of the Code and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	WAIVER OF JURY TRIAL

By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under (i) the Plan, (ii) the Prior Plan, (iii) any Award, (iv) any award under the Prior Plan, or (v) any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection with any of the foregoing, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim described in the first sentence of this Section 11, seek to enforce the foregoing waivers.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more executive officers of the Company the authority to allocate other Awards among such persons (other than executive officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii) the Compensation Committee (or a properly delegated member or members of such Committee) shall have authorized the issuance of a specified maximum number of shares of Stock under such Awards and shall have specified the consideration, if any, to be paid therefor; (iv) to the extent permitted by applicable law, to one or more employee members of the Board the power to make Awards to persons (other than executive officers of the Company) eligible to receive Awards under the Plan; and (v) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. Except as expressly provided in the preceding sentence or as otherwise determined by the Compensation Committee, any person to whom the authority to make or allocate Awards has been delegated pursuant to the preceding sentence shall be deemed to possess, also, the other administrative duties, powers and responsibilities described in Section 3 with respect to such Awards. In the event of any delegation described in the preceding sentences, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Adoption Date”: May 16, 2006.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option or SAR by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply but any such change shall not be effective for twelve (12) months.

“Award”: Any or a combination of the following:

(i)	Stock Options.

(ii)	SARs.

(iii)	Restricted Stock.

(iv)	Unrestricted Stock.

(v)	Stock Units, including Restricted Stock Units.

(vi)	Performance Awards.

(vii)	Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant, any of the following: (i) the continued willful failure of the Participant to perform substantially his or her duties with the Company or any Affiliate (other than any such failure resulting from the Participant’s incapacity due to disability within the meaning of the Company’s short term disability plan as in effect at the time such determination is made) after ten (10) days prior written notice from the Board; (ii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving theft or embezzlement, or a felony; (iii) the willful engaging by the Participant in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or any Affiliate; (iv) the breach by the Participant of any nondisclosure or non-solicitation agreement with the Company or any Affiliate; or (v) such other act, failure to act, condition or event, if any, as may be determined by the Administrator at or prior to the time of grant of an Award. Notwithstanding the foregoing, if the Participant is party to an employment or severance agreement with the Company that contains a definition of cause, such definition shall apply (in the case of such Participant) in lieu of the definition set forth in the preceding sentence.

“Change in Control”: Any of the following: (i) the members of the Board at the beginning of any consecutive twenty-four (24) calendar month period (the “Incumbent Directors”) cease at any time during such period for any reason other than due to death, Disability or Retirement (in the event of a member’s death, Disability or Retirement, such member shall be deemed to continue as an Incumbent Director until such member’s seat on the Board is filled) to constitute at least a majority of the members of the Board, provided that any director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of such Incumbent Directors shall be treated as an Incumbent Director; (ii) any “person” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of The Securities Exchange Act of 1934, as amended (the “1934 Act”), but excluding the Company, its affiliates, any employee benefit plan of the Company or any affiliate, and an underwriter temporarily holding securities pursuant to an offering of such securities) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the 1934 Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities, except this provision shall not be applicable if the Company, in connection with raising capital or making an acquisition (including through the issuance of debt or other securities which are convertible into securities with voting power), voluntarily agrees to issue to a “person” or a “group” (as defined above) in such a transaction, securities aggregating (when combined with securities owned by such person or group immediately prior to such transaction) 35% or more, but less than a majority, of the combined voting power of the Company’s then outstanding securities (but this exception shall not apply to any subsequent transfer, except to the extent agreed to by the Company, in writing, at the time such securities are issued); (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires the approval of the Company’s stockholders (excluding a corporate transaction involving solely the Company and its affiliates) (a “Business Combination”), unless the stockholders immediately prior to such Business Combination own more than 50% of the total voting power of the successor corporation resulting from such Business Combination or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to such Business

Combination; (iv) the stockholders of the Company approve a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company. Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under an Award by reason of a Change in Control, it shall become payable only if the event or circumstances constituting the Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the guidance thereunder.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: The Hanover Insurance Group, Inc., a corporation established under the laws of the State of Delaware.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Disability”: With respect to members of the Board, the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is engaged by the Company or its Affiliates in a capacity described in Section 5. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Full Value Award”: An Award other than a Stock Option.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable (whether by reference to audited financials, ratings or surveys prepared by an unaffiliated rating or survey service, or otherwise) measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project, individual or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, or capital gains or losses, determined on the basis of operations, continuing operations or otherwise and on an aggregate or per share basis; premium growth; direct premium, written premium or earned premium; policies in force; segment income; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; financial strength rating; market share; productivity improvements; capital expenditures; cash flow; stock price; stockholder return; economic value added; surplus levels or growth; product development; sales of particular products or services; development of business goals; customer acquisition, satisfaction or retention; service levels or standards; leadership effectiveness; business development; or the occurrence of, or participation in the negotiation or effectuation of, any of: acquisitions and divestitures (in whole or in part), joint ventures and strategic alliances, spin-offs, split-ups and the like, reorganizations, or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, unusual or infrequent events, realized investment gains or losses, acquisitions or dispositions, reserve changes, catastrophes, accounting changes and restructuring expenses) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan as from time to time amended and in effect.

“Prior Plan”: The Allmerica Financial Corporation Amended Long-Term Stock Incentive Plan as in effect prior to May 16, 2006.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“Retirement”: With respect to members of the Board, retirement pursuant to a retirement policy then in effect for members of the Board.

“Section 162(m)”: Section 162(m) of the Code.

“Section 409A”: Section 409A of the Code.

“Share Limit”: The limit described in Section 4(a).

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the fair market value of such shares at the date of grant.

“Stock”: Common Stock of the Company, par value $ 0.01 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

ANNEX II

Excerpt from Corporate Governance Guidelines

Relating to Director Independence Standards

A majority of the directors will be independent, and each year the Board will affirmatively determine that each such independent director has no material relationship with the Company. That determination will be set forth in our proxy statement. When evaluating the independence of each of the Company’s directors, the Board will broadly consider all relevant facts and circumstances that may bear on that director’s independence. The Board has adopted the following categorical standards to assist it in determining the independence of Board members, which include those standards established by the New York Stock Exchange for its listed companies.

A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director’s immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

•

(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For the purposes of these guidelines, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but excluding anyone who is no longer an immediate family member as a result of legal separation, divorce, death or incapacitation.

If the Company makes charitable contributions to any tax exempt organization in which a director of this Company serves as an executive officer, the Board will consider the materiality of the relationship if the amount paid to the tax exempt organization exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Directors have an affirmative obligation to inform the Board of any circumstances or relationships that may impact their designation by the Board as “independent”, including any material changes in such circumstances or relationships.

09668 (Rev. 3/12)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 14, 2012.

Vote by Internet • Go to www.envisionreports.com/thg • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposals 2-4.

1.	To elect the following nominees to the Board of Directors to serve for the respective terms set forth opposite such nominee’s name below:

			For	Against	Abstain			For	Against	Abstain
	01 - Frederick H. Eppinger 02 - Joseph R. Ramrath	Three - year term expiring in 2015 Three - year term expiring in 2015	☐ ☐	☐ ☐	☐ ☐	03 - Harriett “Tee” Taggart	Three - year term expiring in 2015	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	Approval of the 2006 Long-Term Incentive Plan to comply with § 162(m) of the Internal Revenue Code.		☐	☐	☐	4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of The Hanover Insurance Group, Inc. for 2012.	☐	☐	☐
3.	Advisory approval of the Company’s Executive Compensation.		☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below.

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity,or as an officer of a corporation, please indicate your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01FPMC

2012 Annual Meeting of Shareholders

The Hanover Insurance Group, Inc.

Tuesday, May 15, 2012, 9:00 a.m.

440 Lincoln Street, Worcester, MA

Directions To The Hanover
From Boston.
Follow the Mass Pike west to exit 11A.
• Follow Rte. 495 north to exit 25.
• Take Interstate 290 west to exit 20.
• Turn right onto Lincoln Street.
The Hanover is on your left.
From New Hampshire And Northeastern Massachusetts.
Follow Route 495 south to exit 25.
• Take Interstate 290 west to exit 20.
• Turn right onto Lincoln Street.
The Hanover is on your left.
From Connecticut And Western Massachusetts.
Follow the Mass Pike east to exit 10.
• Proceed along Interstate 290 east to exit 20. Stay to the right when exiting.
• At the end of the exit ramp, proceed through one set of traffic lights to a second set of lights.
• Turn left onto Lincoln Street and drive approximately one-quarter mile.
The Hanover is on your left.
Where To Park.
Parking is available at The Hanover’s front entrance on Lincoln Street. All visitors are requested to enter the main lobby and register with the receptionist upon arrival.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — The Hanover Insurance Group, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 15, 2012

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement (the “Proxy Statement”), hereby appoint(s) Frederick H. Eppinger and J. Kendall Huber, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company”) to be held on May 15, 2012, and all adjournments thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, FOR the 2006 Long-Term Incentive Plan, FOR the advisory vote on executive compensation, and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Your vote is important. Please vote your proxy today.